Exhibit 10.1

CUSIP No. 008253AA4

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 12, 2011

among

AFFILIATED MANAGERS GROUP, INC.,
as Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent and Swingline Lender,

and

The Several Lenders
from Time to Time Parties Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Sole Lead Arranger and Sole Book Manager

CITIBANK, N.A.,

DEUTSCHE BANK SECURITIES INC.,

JPMORGAN CHASE BANK, N.A.,

and

RBS CITIZENS, N.A.,

as Co-Syndication Agents

i

(continued)

(continued)

(continued)

ANNEX
Annex I	—	Pricing Grid

SCHEDULES
Schedule I	—	Lender Commitments
Schedule 4.1	—	Financial Condition
Schedule 4.2	—	Certain Changes
Schedule 4.9	—	Taxes
Schedule 4.13	—	Schedule of Subsidiaries and Other Ownership Interests
Schedule 6.8	—	Subsidiaries
Schedule 7.7	—	Transactions with Affiliates
Schedule 10.2	—	Addresses

EXHIBITS
Exhibit A	—	Form of Note
Exhibit B	—	Form of Borrower Certificate
Exhibit C	—	Form of Opinion of Borrower’s Counsel
Exhibit D	—	Form of Assignment and Assumption
Exhibit E	—	Form of Confidentiality Agreement
Exhibit F	—	Terms and Conditions of Subordinated Indebtedness
Exhibit G	—	Form of Compliance Certificate
Exhibit H	—	Form of Borrowing Notice
Exhibit I	—	Form of Conversion/Continuation Notice
Exhibit J	—	Form of Joinder Agreement
Exhibit K	—	Form of Subsidiary Guaranty

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 12, 2011, is among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement as lenders (collectively, the “Lenders”), Bank of America, N.A. (“Bank of America”), as Administrative Agent.

W I T N E S S E T H :

WHEREAS, the Borrower, various financial institutions and Bank of America, as administrative agent, are parties to a Third Amended and Restated Credit Agreement dated as of November 27, 2007 (the “Existing Credit Agreement”); and

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement in its entirety pursuant to this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.
DEFINITIONS AND INTERPRETATION; ALLOCATION OF LOANS

1.1           Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loan” means a Loan that bears interest at a rate based upon the ABR.

“Acquisition” means the acquisition by the Borrower, directly or indirectly, of equity interests in an Investment Firm.

“Adjusted Consolidated EBITDA” means, for any Computation Period, Consolidated EBITDA for such Computation Period adjusted by giving effect on a pro forma basis to Acquisitions and dispositions completed during such Computation Period.

“Administrative Agent” means Bank of America in its capacity as administrative agent under this Agreement and the other Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Parties” is defined in Section 10.2(d).

“Aggregate Commitments” means the aggregate Commitments of all Lenders. The Aggregate Commitments are $750,000,000 as of the Closing Date.

“Agreement” means this Fourth Amended and Restated Credit Agreement.

“Applicable Margin” means with respect to Eurodollar Loans and ABR Loans, from time to time, the rate per annum set forth under the headings “Applicable Margin for Eurodollar Loans” and “Applicable Margin for ABR Loans,” respectively, on Annex I based upon the Debt Rating.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel and, to the extent not duplicative of services performed by external counsel, the reasonable and documented allocated cost of internal legal services and all reasonable and documented expenses and disbursements of internal counsel.

“Available Commitment” means as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Commitment over (b) the aggregate principal amount of all outstanding Revolving Loans made by such Lender plus, for all purposes other than Section 2.4(a), its Commitment Percentage of all outstanding Swingline Loans.

“Bank of America” is defined in the preamble and includes any successor thereto.

“Borrower” is defined in the preamble and includes any successor thereto.

“Borrower Materials” is defined in Section 6.2.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.2 or 2.8 as a date on which the Borrower requests the Lenders or the Swingline Lender to make Loans hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to the determination of the Eurodollar Rate, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Securities” means the “Preferred Securities” issued in connection with (and as defined in) the Capital Trust Indentures.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Capital Trust I” means AMG Capital Trust I, a special purpose Delaware statutory trust established by the Borrower, of which the Borrower holds all of the common securities and other securities having the power to vote generally.

“Capital Trust I Indenture” means the Indenture dated as of April 3, 2006 between the Borrower and LaSalle Bank National Association, as Debenture Trustee.

“Capital Trust II” means AMG Capital Trust II, a special purpose Delaware statutory trust established by the Borrower, of which the Borrower holds all of the common securities and other securities having the power to vote generally.

“Capital Trust II Indenture” means the Indenture dated October 11, 2007 between the Borrower and LaSalle Bank National Association, as Debenture Trustee.

“Capital Trust Indentures” means, collectively, the Capital Trust I Indenture and the Capital Trust II Indenture and any indentures issued in exchange for any of the foregoing or in addition to the foregoing so long as such indentures have economic terms consistent with and substantially similar to, the terms contained in the foregoing indentures.

“Capital Trusts” means, collectively, Capital Trust I, Capital Trust II and other similar special purpose vehicles established by the Borrower, of which the Borrower holds all of the common securities and other securities having the power to vote generally, which special purpose vehicle issues Capital Securities.

“Cash Equivalent” means, at any time, (a) any evidence of indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-1 or A-2 by S&P or P-1 or P-2 by Moody’s (or carrying an equivalent rating by an internationally-recognized rating agency), (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker’s acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions or money market deposit accounts that are issued or sold by, or maintained with, a commercial bank or financial institution incorporated under the laws of the United States, any state thereof or the District of Columbia which is rated at least A-1 or A-2 by S&P or P-l or P-2 by Moody’s (or carrying an equivalent rating by an internationally-recognized rating agency), (d) any repurchase agreement entered into with a commercial bank or financial institution meeting the requirements of clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial bank or financial institution thereunder, (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank or financial institution meeting the requirements of clause (c), (f) any short-term (or readily marketable or immediately redeemable) investment in a structured investment vehicle, structured investment deposit or similar instrument with a financial strength rating of A by S&P or Moody’s or (g) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Swingline Lender and the Lenders, as collateral for Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if Swingline Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Swingline Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the Capital Stock of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the date on which the conditions precedent set forth in Section 5.1 shall be satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans to the Borrower hereunder and to participate in Swingline Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the heading “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased or reduced from time to time in accordance with the provisions of this Agreement.

“Commitment Fee Rate” means, from time to time, the rate per annum set forth under the heading “Commitment Fee Rate” on Annex I based upon the Debt Rating.

“Commitment Percentage” means, as to any Lender at any time, the percentage (expressed as a decimal, carried out to nine decimal places) which such Lender’s Commitment then constitutes of the Aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments).

“Commitment Period” means the period from the date hereof to the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Computation Period” means each period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.

“Consolidated EBITDA” means for any period the consolidated EBITDA of the Borrower and its Subsidiaries for such period.

“Consolidated Interest Expense” means, for any period, the amount of interest expense of the Borrower and, to the extent payable out of Free Cash Flow (and not Operating Cash Flow) under the relevant Revenue Sharing Agreement, its Subsidiaries payable in cash on a consolidated basis, net of the portion thereof attributable to minority interests, for such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debt Rating” means, as of any date of determination, the ratings by the Rating Agencies of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a)  (i) if the Borrower does not have any such rating issued by a Rating Agency, the Debt Rating applicable to Pricing Level 5 in the pricing grid attached as Annex 1 shall apply, (ii) if the Borrower shall have a rating for such debt issued by only one Rating Agency, then the Debt Rating shall be the rating issued by such Rating Agency, (iii) if the Borrower shall have ratings for such debt issued by only two of the three Rating Agencies, then the Debt Rating shall be determined by reference to each such rating in the manner set forth in clause (b) below and (iv) if the Borrower shall have ratings for such debt issued by each such Rating Agency, then the Debt Rating shall be determined by reference to the highest two ratings issued by such Rating Agencies in the manner set forth in clause (b) below, and (b) in the event that clauses (a)(iii) and (a)(iv) above apply, the Debt Rating shall be the ratings issued by the applicable Rating Agencies; provided that (i) if the respective ratings issued by the applicable Rating Agencies differ by one Pricing Level in the pricing grid attached as Annex 1, then the Debt Rating applicable to the Pricing Level for the lower of such two ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest) and (ii) if there is a split in the respective ratings issued by the applicable Rating Agencies of more than one Pricing Level, then the Debt Rating applicable to the Pricing Level that is one Level higher than the Pricing Level of the lower rating shall apply. For the avoidance of doubt, the inclusion of multiple Debt Ratings within Pricing Level 4 is intended as an exception to clause (i) of the proviso in the preceding sentence, such that a split in Debt Ratings among those that are specified in Pricing Level 4 shall still entitle the Borrower to the pricing indicated in Pricing Level 4.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate” means (a) an interest rate equal to (i) the ABR plus (ii) the Applicable Margin, if any, applicable to ABR Loans plus (iii) 2% per annum; and (b) with respect to a

Eurodollar Loan, the Default Rate shall be an interest rate equal to (i) the Eurodollar Rate applicable to such Loan plus (ii) the Applicable Margin applicable to Eurodollar Loans plus (iii) 2% per annum.

“Defaulting Lender” means, subject to Section 3.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Revolving Loans or participations in respect of Swingline Loans, within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower, or the Administrative Agent or any Lender in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, unless such obligations are the subject of a good faith dispute, or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm contracts or agreements made with such Lender.

“Dollars” and “$” mean lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, for any Person for any period, the sum (without duplication) of the amount for such Person for such period of (a) its net income before taxes (net of the portion thereof attributable to non-controlling interests, including any non-controlling interests in any partnership) and (b) to the extent deducted in determining its net income, (i) its interest expense (including capitalized interest expense), (ii) its depreciation expense, (iii) its amortization expense, (iv) its non-cash asset impairment expense, (v) its Non-Cash Based Compensation Costs, and (vi) other non-cash gains or losses (provided that if any such non-cash losses referred to in this clause (vi) of this clause represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.6(b) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Environmental Law” means any Federal, state, local or foreign statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or governmental restriction relating to pollution or the protection of the environment or the release of any material into the environment, including any of the foregoing related to hazardous substances or wastes, air emissions or discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” means:

(a)           with respect to a Eurodollar Loan, for any Interest Period, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such

Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Loan” means a Loan that bears interest at a rate based upon the Eurodollar Rate.

“Eurodollar Rate” means, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any particular Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” means any of the events specified in Section 8.1.

“Excluded Taxes” is defined in Section 3.11(a).

“Existing Credit Agreement” is defined in the recitals to this Agreement.

“Existing Lender” means a “Lender” under and as defined in the Existing Credit Agreement immediately prior to the Closing Date.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal

Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter, dated as of the Closing Date, by and among Bank of America, the Arranger and the Borrower.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Financial Statements” is defined in Section 4.1.

“Fitch” means Fitch, Inc., doing business as Fitch Ratings.

“Foreign Subsidiary” means any Subsidiary (i) that is not organized under the laws of the United States, any state thereof or the District of Columbia, (ii) substantially all the assets of which are comprised (directly or indirectly) of equity interests in Foreign Subsidiaries (within the meaning of clause (i) above) if at least one or more such Foreign Subsidiaries is a controlled foreign corporation within the meaning of Section 957 of the Code, and (iii) any Subsidiary that is owned, directly or indirectly, by a Subsidiary that is a controlled foreign corporation within the meaning of Section 957.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free Cash Flow” means, without duplication, distributions due and payable to the Borrower or its direct or indirect Subsidiaries (in the case of Subsidiaries with third-party shareholders, giving effect to the allocable share of the Borrower and its Wholly-Owned Subsidiaries) by and from an Investment Firm under the Revenue Sharing Agreement applicable to such Investment Firm, including the Borrower’s or such Subsidiary’s allocated share of “Free Cash Flow” or “Owners’ Allocation” as such terms are defined in certain Revenue Sharing Agreements.

“Fronting Exposure” means, at any time there is a Lender that is a Defaulting Lender, with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funds” means the collective reference to all Investment Companies and other investment accounts or funds (in whatever form and whether personal or corporate) for which any Subsidiary or Investment Firm provides advisory, management or administrative services.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in any such case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Effective Date” is defined in Section 2.3(c).

“Increasing Lender” is defined in Section 2.3(b).

“Indebtedness” means, as to any Person at any date and without duplication, all of the following, whether or not (except as provided in clause (e) below) included as Indebtedness or liabilities in accordance with GAAP: (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices),

(b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar facilities issued or created for the account of such Person, (e) all obligations of such Person under noncompetition agreements reflected as liabilities on a balance sheet of such Person in accordance with GAAP, (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (g) all net obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations (valued, at such date, in accordance with the Borrower’s customary practices, as approved by its independent certified public accountants), (h) all Guarantee Obligations of such Person in respect of any Indebtedness (as defined above) of any other Person, and (i) all Indebtedness (as defined above) of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  For purposes of the foregoing definition (including for purposes of Section 7.2 and Section 7.3(i)), with regard to a Subsidiary, the term “Indebtedness” shall include only a percentage of its Indebtedness equal to the percentage of the Borrower’s direct and indirect ownership interest in such Subsidiary.  For the avoidance of doubt, the term “Indebtedness” shall not include (i) Synthetic Lease Obligations, (ii) any Guarantee Obligations in respect of Synthetic Lease Obligations or (iii) any liabilities secured by any Lien in connection with Synthetic Lease Obligations.

The term “Indebtedness” shall not include contingent obligations to make payments under affiliate equity interest purchases, put or call rights, or operating agreements entered into in the ordinary course of business, consistent with past practices of the Borrower and its Subsidiaries, unless (A) such payment has become due and payable and (B) either (x) such payment is secured by any Lien or (y) such payment is to be made by a Subsidiary that is not a Loan Party.

“Indemnitee” is defined in Section 10.5(b).

“Interest Payment Date” means (a) as to any ABR Loan, the last Business Day of each March, June, September and December, (b) as to any Eurodollar Loan, (i) the last day of each Interest Period therefor, (ii) if any Interest Period is longer than three months, each three-month anniversary of the first day of such Interest Period and (iii) the date of any prepayment thereof.

“Interest Period” means, with respect to any Eurodollar Loan:

(i)            initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one or two weeks or one, two, three or six months thereafter (or such other period as is requested by the Borrower and consented to by all Lenders and the Administrative Agent), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one or two weeks or one, two, three or six months thereafter (or such other period as is requested by the Borrower that is twelve months or less and consented to by all Lenders and the Administrative Agent), as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(1)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2)           the Borrower may not select any Interest Period that would extend beyond the scheduled Termination Date; and

(3)           unless otherwise agreed by the Borrower, all Lenders and the Administrative Agent, any Interest Period (other than a one or two week Interest Period) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the appropriate subsequent calendar month.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Company” means an “investment company” as such term is defined in the Investment Company Act.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Firm” means any Subsidiary or other Person engaged, directly or indirectly, primarily in the business (the “Investment Management Business”) of providing investment advisory, management, distribution or administrative services to Funds (or investment accounts or funds which will be included as Funds after the Borrower acquires a direct or indirect interest in such other Person) and in which the Borrower, directly or indirectly, has purchased or otherwise acquired, or has entered into an agreement to purchase or otherwise acquire, Capital Stock or other interests entitling the Borrower, directly or indirectly, to a share of five percent (5.00%) or more of the revenues, earnings or value thereof.

“Investment Management Business” is defined in the definition of “Investment Firm.”

“Joinder Agreement” is defined in Section 2.3(b).

“Junior Subordinated Debentures” means (a) the 5.10% Junior Subordinated Convertible Debentures due April 15, 2036 issued by the Borrower to the Capital Trust I and (b) the 5.15% Junior Subordinated Convertible Debentures due October 15, 2037 issued by the Borrower to the Capital Trust II in each case in exchange for the proceeds of the issuance of the Capital Securities and certain related common trust securities and (c) any debentures issued in exchange for any of the foregoing or in addition to the foregoing so long as such debentures have economic terms consistent with and substantially similar to, the terms contained in the foregoing debentures.

“Lenders” is defined in the preamble (and such term includes the Swingline Lender).

“Leverage Ratio” means, as of any date, the ratio of (a) the remainder of Total Indebtedness minus all (but not more than $50,000,000) cash and Cash Equivalents of the Loan Parties, in each case as of such date, to (b) Adjusted Consolidated EBITDA for the Computation Period ending on (or, if such date is not the last day of a Computation Period, most recently prior to) such date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease or synthetic lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, any Notes, Fee Letter, the Subsidiary Guaranty and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.15 of this Agreement.

“Loan Parties” means the Borrower and each Subsidiary Guarantor.

“Loans” means as applicable, and as the context may require, either (a) a Revolving Loan or a Swingline Loan or (b) collectively, the Revolving Loans and the Swingline Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party or (c) the validity or enforceability against any Loan Party of any Loan Document to which it is a party or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Cash Based Compensation Costs” means for any period, the amount of non-cash expense or costs computed under FAS 123R and related interpretations, which relate to the issuance of interests in the Borrower, any Subsidiary or any Investment Firm.

“Non-Excluded Taxes” is defined in Section 3.11(a).

“Note” is defined in Section 2.6(e).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or any other document made, delivered or given in connection therewith, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Cash Flow” means either “Operating Cash Flow” or “Operating Allocation” as defined in the relevant Revenue Sharing Agreement; provided that if such term is not defined in any Revenue Sharing Agreement, Operating Cash Flow shall mean all revenues other than Free Cash Flow (as defined in this Agreement) for the applicable Investment Firm.

“Participant Register” is defined in Section 10.6(d).

“Participants” is defined in Section 10.6(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” is defined in Section 6.2.

“Public Lender” is defined in Section 6.2.

“Rating Agencies” means S&P, Moody’s and Fitch.

“Refunded Swingline Loans” is defined in Section 2.8(b).

“Refunding Date” is defined in Section 2.8(c).

“Register” is defined in Section 10.6(c).

“Regulation U” means Regulation U of the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders with Commitment Percentages aggregating more than 50%, disregarding the Commitment Percentage of any Defaulting Lender.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means each of the chief executive officer, the president, any executive vice president, any senior vice president or any vice president of the Borrower or, with respect to financial matters, the senior financial officer, any senior vice president or treasurer of the Borrower, in each case acting singly.

“Revenue Sharing Agreement” means each agreement entered into by the Borrower or a Subsidiary with an Investment Firm pursuant to which a specified percentage of the revenue or profits of such Investment Firm is distributed among such Investment Firm’s partners, shareholders or members, pro rata in accordance with such partners’, shareholders’ or members’ ownership percentages in such Investment Firm (such percentage being referred to in certain Revenue Sharing Agreements as “Free Cash Flow” or “Owners’ Allocation”), or any other agreement providing for the distribution of income, revenue, profits or assets of an Investment Firm.

“Revolving Loans” is defined in Section 2.1(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Shareholder Asset Sale” means any transfer or issuance of the Capital Stock of any Investment Firm or any Subsidiary to (x) one or more partners, officers, directors, shareholders,

employees or members (or any entity owned or controlled by one or more of such Persons) of an Investment Firm which is a Subsidiary or in which the Borrower or a Subsidiary has an ownership interest or (y) any Person that shall become a partner, officer, director, shareholder, employee or member (or any entity owned or controlled by one or more of such Persons) of any such  Investment Firm or Subsidiary upon the consummation of such transfer; provided that (a) any such transfer is entered into in the ordinary course of business pursuant to the buy/sell arrangements of affiliate equity interests entered into in the ordinary course of business, consistent with past practices of the Borrower and the other Loan Parties and (b) with respect to any transfer of Capital Stock of a Subsidiary, (i) if prior to such event the Borrower owned in excess of a 50% of the Capital Stock of such Subsidiary, then after such event the Borrower shall continue to own in excess of a 50% ownership interest in such Subsidiary, or (ii) if prior to such event the Borrower (whether directly or through a wholly-owned Subsidiary) was the managing member or general partner (or a Person with similar rights and obligations) of such Subsidiary, the Borrower (whether directly or through a wholly-owned Subsidiary) shall continue to be the managing member or general partner (or a Person with similar rights and obligations) of such Subsidiary.

“Securities Acts” means the Securities Act of 1933 and the Securities Exchange Act of 1934.

“Subordinated Payment Obligation” means any unsecured note evidencing Indebtedness or other obligations issued to a seller in connection with an Acquisition of an Investment Firm or in connection with an increase of the Borrower’s direct or indirect ownership interest in an Investment Firm, in each case as permitted hereunder, (i) for which the Borrower and/or any other Loan Party is directly, primarily or contingently liable, (ii) the payment of the principal of and interest on which and other obligations of the Borrower or such other Loan Party in respect of which are subordinated to the prior payment in full of the principal of and interest (including post-petition interest whether or not allowed as a claim in any proceeding) on the Loans and all other obligations and liabilities of the Borrower or such other Loan Party to the Administrative Agent and the Lenders hereunder, and (iii) which has (or is subject to) terms and conditions that are generally consistent with the terms and conditions of subordination set forth in Exhibit F (with any variation to such terms and conditions that is adverse to the Lenders being subject to approval by the Administrative Agent) or otherwise satisfactory in form and substance to the Required Lenders.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which Capital Stock having ordinary voting power (other than Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided, however, that in no event shall a Fund constitute a “Subsidiary”.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Subsidiary of the Borrower that is a party to a Subsidiary Guaranty made in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders.

“Subsidiary Guaranty” means a guaranty substantially in the form of Exhibit K.

“Supermajority Lenders” means at any time, Lenders with Commitment Percentages aggregating at least 66-2/3%, disregarding the Commitment Percentage of any Defaulting Lender.

“Swingline Amount” means the lesser of $15,000,000 and the aggregate amount of the Commitments.

“Swingline Lender” means Bank of America in its capacity as the lender of the Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loans” is defined in Section 2.7(a).

“Swingline Participation Amount” is defined in Section 2.8(c).

“Synthetic Lease Obligation” means the monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).

“Taxes” is defined in Section 3.11(a).

“Termination Date” means January 12, 2015, or any earlier date when the Aggregate Commitments terminate.

“Total Indebtedness” means, at any time, the sum of the aggregate principal amount (including capitalized interest) of all Indebtedness of the Borrower and its Subsidiaries (including the Loans, purchase money obligations, amounts payable under noncompetition agreements and the pro-rata share (based on revenue and/or profit sharing percentage) of the funded Indebtedness of any entity in which the Borrower or any Subsidiary has a minority interest if the income from such entity is included in “Income from equity method investments” in the Borrower’s consolidated financial statements; provided that Total Indebtedness shall not include (i) Subordinated Payment Obligations, (ii) Indebtedness of the Borrower owing to any Subsidiary (other than the Junior Subordinated Debentures), (iii) Indebtedness of any Subsidiary owing to the Borrower or any other Loan Party, (iv) net obligations under interest rate, commodity, foreign currency or financial market swaps, options, futures and other hedging obligations and (v) 80% of the Junior Subordinated Debentures.

“Tranche” means the collective reference to Eurodollar Loans having Interest Periods that began or will begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Type” means, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States” and “U.S.” mean the United States of America.

“Wholly-Owned Domestic Subsidiary” means any Domestic Subsidiary all of the Capital Stock of which is owned, directly or indirectly, by the Borrower.

1.2           Other Definitional and Interpretive Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

(b)           When used with reference to a period of time, the word “from” means “from and including” and the word “to” means “to but excluding”.

(c)           The term “including” is not limiting and means “including without limitation.”

(d)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions and rules consolidating, amending, replacing, supplementing or interpreting such statute or regulation; and (iii) references to “fiscal year” and “fiscal quarter” mean the relevant fiscal period of the Borrower.

(e)           Section, subsection, clause, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(f)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3           Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2009 and the related audited consolidated statements of income and of cash flows for the fiscal year ended on such date, audited by PricewaterhouseCoopers LLP, except as otherwise specifically prescribed herein.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or other requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or other requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4           Allocation of Revolving Loans and Revolving Credit Commitments; Effect of Restatement.

(a)           The Borrower and each Lender agree that, effective as of the Closing Date, this Agreement amends and restates in its entirety the Existing Credit Agreement.  At the Closing Date, the Commitments shall be allocated in accordance with the terms hereof and each Lender shall have a direct or participation share equal to its Commitment Percentage of all outstanding Revolving Loans.

(b)           To facilitate allocation described in clause (a), on the Closing Date, (i) all revolving loans under the Existing Credit Agreement shall be deemed to be Revolving Loans hereunder, (ii) each Lender that is a party to the Existing Credit Agreement shall transfer to the Administrative Agent an amount equal to the excess, if any, of such Lender’s Commitment Percentage of all outstanding Revolving Loans hereunder (including any Revolving Loans requested by the Borrower on the Closing Date) over the amount of all of such Lender’s revolving loans under the Existing Credit Agreement, (iii) each Lender that is not a party to the Existing Credit Agreement shall transfer to the Administrative Agent an amount equal to such Lender’s Commitment Percentage of all outstanding Revolving Loans hereunder (including any Revolving Loans requested by the Borrower on the Closing Date), (iv) the Administrative Agent shall apply the funds received from the Lenders pursuant to clauses (ii) and (iii), first, on behalf of the Lenders (pro rata according to the amount of the revolving loans each is required to purchase to achieve the allocation described in clause (a), to purchase from each Existing Lender that is not a party hereto the revolving loans of such Existing Lender under the Existing Credit Agreement (and, if applicable to purchase from any Existing Lender that is a party hereto but that has loans under the Existing Credit Agreement in excess of such Lender’s Commitment Percentage of all then-outstanding Revolving Loans hereunder (including any Revolving Loans requested by the Borrower on the Closing Date), a portion of such revolving loans equal to such excess), second, to pay to each Existing Lender all interest, fees and other amounts (including amounts payable pursuant to Section 3.12 of the Existing Credit Agreement, assuming for such purpose that the loans under the Existing Credit Agreement were prepaid rather than reallocated at the Closing Date) owed to such Existing Lender under the Existing Credit Agreement (whether or not otherwise then due) and, third, as the Borrower shall direct, and (v) the Borrower shall select new Interest Periods to apply to all Revolving Loans hereunder (or, to the extent the Borrower fails to do so, such Revolving Loans shall be, continue as or become ABR Loans).

(c)           The Borrower and the Lenders agree that (i) each of the transactions contemplated in clause (b) above shall be deemed to occur concurrently on the Closing Date, such that immediately prior to giving effect to this Agreement the Lenders shall constitute, after giving effect to the purchase of loans and reallocation of loans as set forth in clause (b), all the “Lenders” under and as defined in the Existing Credit Agreement) and (ii) concurrently with the effectiveness hereof, the Existing Credit Agreement shall be amended and restated hereby and shall thereafter be of no further force or effect (except for provisions thereof that by their terms survive termination thereof).

SECTION 2.
AMOUNT AND TERMS OF COMMITMENTS; SWINGLINE LOANS

2.1           Revolving Loans.

(a)           Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) (provided that any repricing or conversion of an outstanding Revolving Loan shall not be considered a making of a Revolving Loan) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender’s Commitment; provided that no Lender shall be obligated to make a Revolving Loan if, after giving effect to the making of such Revolving Loan, such Lender’s Available Commitment would be less than zero.  During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b)           The Revolving Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.

2.2           Procedure for Borrowing Revolving Loans.  The Borrower may borrow Revolving Loans during the Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable written notice, in substantially the form of Exhibit H (or any other form reasonably acceptable to the Administrative Agent), which may be given by telephone (promptly confirmed in writing), facsimile or electronic mail. Each such notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Eurodollar Loans or (b) on the requested Borrowing Date, if all of the requested Revolving Loans are to be initially ABR Loans, in each case specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Periods for such Eurodollar Loans.  Each borrowing of ABR Loans (other than Swingline Loans pursuant to Section 2.8) shall be in an amount equal to $1,000,000 or a higher integral multiple of $100,000, and each borrowing of Eurodollar Loans shall be in an amount equal to $5,000,000 or a higher integral multiple of $1,000,000.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its Commitment Percentage of each borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Office prior to 1:00 p.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.  The failure of any Lender to make a Revolving Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation to make available its share of such borrowing.

2.3           Increase of Commitments.  (a)  From and after the Closing Date, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments; provided that (x) the aggregate amount of all increases in the Aggregate Commitments pursuant to this Section 2.3(a) shall not exceed $150,000,000 and (y) the Aggregate Commitments after giving effect to any such increase shall not exceed $900,000,000.

(b)           Each increase in the Aggregate Commitments pursuant to Section 2.3(a) may be provided by the Lenders or Eligible Assignees designated by the Borrower that are willing to provide such increase (an “Increasing Lender”) and to become Lenders pursuant to a joinder agreement substantially in form of Exhibit J (a “Joinder Agreement”), pursuant to which such Increasing Lender shall become a party to this Agreement; provided that any such increases shall be in a minimum amount of $10,000,000 or a higher integral multiple of $1,000,000.  Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder.

(c)           If the Aggregate Commitments are increased in accordance with this Section 2.3, the Administrative Agent and the Borrower shall determine (i) the effective date (the “Increase Effective Date”), and (ii) the final allocation of such increase and Schedule I attached hereto shall be automatically updated to reflect the same.  The Administrative Agent shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date.

(d)           As a condition precedent to such increase, (i) no Default or Event of Default shall exist, (ii) the Borrower shall (1) deliver to the Administrative Agent (A) a Joinder Agreement executed by the Borrower and the applicable Lender(s), and (B) a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase no Default exists and (iii) pursuant to the terms of the Fee Letter, pay any fees to the applicable Persons.  On the applicable Increase Effective Date, the Commitment of each Increasing Lender shall be increased by the amount offered by (or, if applicable, allocated to) such Increasing Lender and the Aggregate Commitments shall be increased (and the Commitment Percentages adjusted) accordingly.

(e)           Any increase in the Aggregate Commitments shall be made on the same terms (including, without limitation, interest terms, payment terms and maturity terms), and shall be subject to the same conditions as existing Commitments (it being understood that customary arrangement or commitment fees payable to the Arranger or one or more Increasing Lenders, as the case may be, may be different from those paid with respect to the Commitment of the Lenders on or prior to the Closing Date or with respect to any other Increasing Lender in connection with any other increase in the Aggregate Commitments pursuant to this Section 2.3).  This Section 2.3 shall supersede any provisions in Section 3.8 or 10.1 to the contrary.

(f)            The parties hereto agree that, notwithstanding any other provision of this Agreement, the Administrative Agent, the Borrower, each Increasing Lender and each other Lender, as applicable, may make arrangements reasonably satisfactory to such parties to cause an Increasing Lender to temporarily hold risk participations in the Revolving Loans of the other Lenders (rather than fund its Commitment Percentage of all outstanding Revolving Loans concurrently with the applicable increase) with a view toward minimizing breakage costs and transfers of funds in connection with any increase in the Aggregate Commitments. The Borrower acknowledges that if (despite any arrangements established pursuant to the foregoing sentence), as a result of a non-pro-rata increase in the Aggregate Commitments, any Eurodollar Loans must be prepaid or converted (in whole or in part) on a day other than the last day of an Interest Period therefor, then such prepayment or conversion shall be subject to the provisions of Section 3.12.

2.4           Fees.

(a)           Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from the first day of the Commitment Period to the Termination Date, computed at the Commitment Fee Rate on the actual amount of the Available Commitment of such Lender (subject to adjustment as provided in Section 3.16) for each day during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date.

(b)           Other Fees.  (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.5           Termination or Reduction of Commitments.  The Borrower shall have the right, upon not less than five Business Days’ notice to the Administrative Agent, to terminate the Aggregate Commitments or, from time to time, to reduce the Aggregate Commitments to an amount that is not less than the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans.  Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple thereof and shall reduce permanently the Aggregate Commitments then in effect; provided that no such reduction of Commitments shall reduce the Swingline Amount unless (i) otherwise specified by the Borrower or (ii) the Aggregate Commitments are reduced to an amount less than the Swingline Amount, in which case the Swingline Amount shall be reduced to an amount equal to the Aggregate Commitments (after giving effect to such reduction). Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.  Any reduction of the Aggregate Commitments shall be applied ratably to the Commitment of each Lender according to its Commitment Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.6           Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8.1).

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain the Register pursuant to Section 10.6(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount and Type of each Loan made hereunder and each Interest Period for each Eurodollar Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.6(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)           The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will sign and deliver to such Lender a promissory note of the Borrower evidencing the Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Note”).

2.7           Swingline Loans.

(a)           Subject to the terms and conditions hereof, the Swingline Lender may (in its sole and absolute discretion), in reliance upon the agreements of the other Lenders set forth in Section 2.8, make swingline loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Amount and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Commitments would be less than zero.  During the Commitment Period, the Borrower may borrow, repay, and reborrow Swingline Loans, subject to the agreement of the Swingline Lender and in accordance with the terms and conditions hereof.  Notwithstanding anything to the contrary herein, all Swingline Loans shall be ABR Loans.

(b)           The Borrower shall repay all outstanding Swingline Loans on the Termination Date.

2.8           Procedure for Swingline Borrowing and Prepayment; Refunding of Swingline Loans.

(a)           Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender and the Administrative Agent irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period).  Each Swingline Loan shall be in an amount equal to $500,000 or a higher integral multiple of $50,000.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 1:15 p.m., New York City time, on the proposed Borrowing Date (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in Section 2.7(a)(ii) or (B) that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender may (in its sole and absolute discretion), not later than 3:00 p.m., New York City time, on the proposed Borrowing Date, make available to the Administrative Agent at the Administrative Agent’s Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of any such Swingline Loan available to the Borrower by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b)           The Swingline Lender may, at any time and from time to time in its sole and absolute discretion, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to act on its behalf), request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan (which shall be an ABR Loan), in an amount equal to such Lender’s Commitment Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Such request shall be made in writing and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Revolving Loans.  Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the Swingline Loans) for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. New York City time, on the Borrowing Date specified by the Swingline Lender.  The proceeds of such Revolving Loans (and any Cash Collateral so applied) shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)           If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.8(b), one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Administrative Agent in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.8(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.8(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Commitment Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans, as may be adjusted pursuant to Section 3.16.

(d)           Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata share of the aggregate funded Swingline Participation Amounts of all Lenders) if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)           Each Lender’s obligation to make the Revolving Loans referred to in Section 2.8(b) and to purchase participating interests pursuant to Section 2.8(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the existence of a Default or the failure to satisfy any of the other conditions specified in Section 5.2; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by any Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.9           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Swingline Loans and to make payments pursuant to Section 10.5(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.5(c).

SECTION 3.
GENERAL PROVISIONS APPLICABLE TO THE LOANS

3.1           Optional Prepayments.

(a)           Revolving Loans. The Borrower may at any time and from time to time prepay the Revolving Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Administrative Agent, at least three Business Days’ prior to the date of prepayment if all or any part of the Revolving Loans to be prepaid are Eurodollar Loans, and at least one Business Day prior to the date of prepayment if all of the Loans to be prepaid are ABR Loans, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 3.12.  Partial prepayments of ABR Loans (other than Swingline Loans) shall be in an aggregate principal amount of $1,000,000 or a higher integral multiple of $100,000, and partial prepayments of Eurodollar Loans shall be in an aggregate principal amount of $5,000,000 or a higher integral multiple of $1,000,000.

(b)           Swingline Loans. The Borrower may from time to time prepay Swingline Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Administrative Agent and the Swingline Lender not later than 1:15 p.m., New York City time on the date of prepayment, specifying the date and amount of prepayment.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $500,000 or a higher integral multiple of $50,000, and after giving effect to any such prepayment the aggregate principal amount of all Swingline Loans shall not be less than $500,000.

3.2           Mandatory Prepayments.  If at any time the aggregate principal amount of the Revolving Loans and the Swingline Loans exceed the Aggregate Commitments, the Borrower shall immediately prepay Loans in the amount of such excess.  All prepayments of Loans pursuant to this Section 3.2 shall be made without premium or penalty (but shall be subject to Section 3.12) and shall be accompanied by accrued and unpaid interest on the principal amount being prepaid.  All such prepayments shall be applied as directed in writing by the Borrower or, in the absence of such direction, first, to prepay Swingline Loans until the Swingline Loans are paid in full, second, to prepay Revolving Loans that are ABR Loans until such Revolving Loans are paid in full and, third, to prepay Revolving Loans that are Eurodollar Loans until such Loans are paid in full.

3.3           Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable written notice, substantially in the form of Exhibit I, of such election; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans (other than ABR Loans which are Swingline Loans) to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice, substantially in the form of Exhibit I, of such election.  Any such notice of conversion to

Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.  All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein; provided that (x) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate and (y) no Swingline Loan may be converted to a Eurodollar Loan.

(b)           Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving written notice, substantially in the form of Exhibit I, to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the  Administrative Agent has notified the Borrower that the Required Lenders have determined that such a continuation is not appropriate; and provided, further, that (i) if the Borrower fails to give such notice or if such continuation is not permitted, then such Eurodollar Loan shall be automatically converted to an ABR Loan on the last day of such then expiring Interest Period and (ii) if the Borrower gives a notice of continuation but fails to specify the applicable Interest Period, then the Borrower shall be deemed to have requested a one-month Interest Period.

3.4           Minimum Amounts and Maximum Number of Tranches.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a higher integral multiple of $1,000,000.  In no event shall there be more than 10 Tranches of Eurodollar Loans outstanding at any time.

3.5           Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b)           Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin; provided that so long as the Lenders have not been required to purchase participations in Swingline Loans pursuant to Section 2.8(c), Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin minus the Commitment Fee Rate.

(c)           If any amount payable by the Borrower under any Loan Document is not paid when due (after any applicable grace period), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.  Furthermore, upon the request of the Required Lenders, at any time an Event of Default exists, the Borrower shall pay interest on the Loans at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(d)           Interest shall be payable in arrears on each Interest Payment Date and on the Termination Date; provided that interest accruing pursuant to Section 3.5(c) shall be payable from time to time on demand.

3.6           Computation of Interest and Fees.  (a)  Interest based on the ABR (including the ABR determined by reference to the Eurodollar Rate) shall be calculated on the basis of a year of 365 (or, if applicable, 366) days and for the actual number of days elapsed.  All other interest and all fees shall be calculated on the basis of a year of 360 days and for the actual number of days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurodollar Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in the ABR or the Eurodollar Reserve Percentage.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.5(a).

3.7           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)           the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by the Required Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof, to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given, (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans, (iii) any outstanding Eurodollar Loans that were to be continued on the first day of such Interest Period shall be converted to ABR Loans and (iv) in the event of a determination described in this Section with respect to the Eurodollar Rate component of the ABR, the utilization of the Eurodollar Rate component in determining the ABR shall be suspended.  Until such notice has been withdrawn by the Administrative Agent (x) no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans, and (y) to the extent applicable, the ABR shall be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR.

3.8           Pro Rata Treatment and Payments.  (a)  Except as provided in Sections 2.3(g) and 3.8(c), each borrowing by the Borrower from the Lenders hereunder (other than borrowings of Swingline Loans), each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.  Subject to Sections 2.3(g) and 3.8(c), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders; provided that payments in respect of Swingline Loans that have not been refunded with Revolving Loans pursuant to Section 2.8(b) shall be for the account of the Swingline Lender only (subject to the Swingline Lender’s obligation to share with any participants in the Swingline Loans).  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders at the Administrative Agent’s Office, in Dollars and in immediately available funds (and funds received after that time shall be deemed to have been received on the next succeeding Business Day). The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt (and if such payment is received prior to 12:00 noon, on the same day) in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(b)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its portion of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, for the period from such Borrowing Date until such Lender makes such amount available to the Administrative Agent in immediately available funds, at a rate equal to the greater of (i) the daily average Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive in the absence of manifest error.  If such Lender’s portion of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

(c)           The provisions of Section 3.8(a) shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application and reallocation of funds arising from the existence of a Defaulting Lender as set forth in Section 3.16), (y) the application of Cash Collateral provided for in Section 3.16, or (z) the reallocation of Commitment Percentages and the acquisition, refinancing or funding of participations in Swingline Loans made pursuant to Section 3.16(a)(iv).

3.9           Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Loans whose interest is determined by reference to the Eurodollar Rate as contemplated by this Agreement, (a) (i) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (ii) the interest rate on ABR Loans which is determined by reference to the Eurodollar Rate component of the ABR, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.12.

3.10         Requirements of Law. (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.11 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender in good faith deems to be material, of agreeing to make or maintain, or of making, converting into, continuing or maintaining, any Loan the interest on which is determined by reference to the Eurodollar Rate or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly (and in any event within 10 days after receipt of a certificate in accordance with Section 3.10(c)) pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender in good faith to be material, then the Borrower shall promptly (and in any event within 10 days after receipt of a certificate in accordance with Section 3.10(c)), pay to such Lender such additional amount or amounts as will fairly compensate such Lender for such reduction in the return on capital.

(c)           If any Lender becomes entitled to claim any additional amounts pursuant to this Section 3.10, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that no additional amount shall be payable under this Section 3.10 for a period longer than nine months prior to such notice to the Borrower.  A certificate as to any additional amounts payable pursuant to this Section 3.10 submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The agreements in this Section shall survive for a period of one year after the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  In determining whether to make a claim, and calculating the amount of compensation, under this Section 3.10, each Lender shall apply standards that are not inconsistent with those generally applied by such Lender in similar circumstances.

3.11         Taxes.  (a)  Unless otherwise required by any Law, all payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”), but excluding any “Excluded Taxes” which, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under this Agreement and any Notes, shall mean (i) any Taxes imposed or measured by net income (however denominated) or overall gross income (including branch profits) and franchise (and similar) Taxes imposed in lieu of net income taxes imposed on the Administrative Agent or any Lender as a result of such person being organized or resident in, maintaining a Lending Office in, doing business in or into or having another present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having signed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note, in each case pursuant to the term thereof), (ii) any United States federal withholding Tax that is imposed pursuant to any Law in effect at the time the

Administrative Agent or any Lender becomes a party to this Agreement, changes its applicable Lending Office or changes its place of organization, except to the extent such Lender’s assignor (if any) was entitled, immediately prior to the assignment, or such Lender was entitled, immediately prior to the change in Lending Office or change of place of organization, to payments in respect of United States federal withholding tax under Section 3.11(a), (iii) any Taxes attributable to a recipient’s failure or comply with Section 3.11(b), (iv) any United States federal withholding Taxes imposed under Sections 1471 through 1474 of the Code, or any amended version or successor provision that is substantively comparable thereto, and, in each case, any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith, (v) any U.S. federal backup withholding taxes imposed under Section 3406 of the Code, and (vi) any interest, additions to Tax or penalties in respect of the foregoing. If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.  In addition, if any Non-Excluded Taxes are directly imposed on or asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Non-Excluded Taxes and the Borrower will promptly pay such additional amount (including any penalty, interest or expense) as is necessary in order that the net amount received by the Administrative Agent or such Lender after the payment of such Non-Excluded Taxes (including any taxes on such additional amounts) shall equal the amount such Person would have received had such Non-Excluded Taxes not been imposed or asserted.  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that additional amounts shall only be payable under this subsection if Borrower receives written notice from a Lender or the Administrative Agent within nine (9) months of such Lender first having knowledge of such additional amounts; provided, however, that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive termination of this Agreement.  The Borrower shall, and does hereby agree to, make payment in respect such amounts within 10 days after demand therefor.  The agreements in this subsection shall survive for a period of one year the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           Each Lender shall promptly deliver to the Borrower and to the Administrative Agent, whenever such person becomes a party to any Loan Document, after the occurrence of an event requiring a change in the most recent documentation previously delivered to the Borrower or the Administrative Agent, or as otherwise reasonably requested by the Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Laws and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction, and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction (including, if applicable, any documentation necessary to prevent withholding under Sections 1471-1474 of the Code). Without limiting the generality of the foregoing, (i) each Lender that is not  a “United States person” within the meaning of Section 7701(a)(30) of the Code thereof shall: (A) deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8ECI or Form W-8BEN, or successor applicable form, as the case may be; (B) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and (C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; and (ii) each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent and the Borrower two duly completed copies of United States Internal Revenue Service Form W-9, certifying that such Lender is entitled to an exemption from United States backup withholding tax, or any successor form; unless in any such case an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Lender or a Participant pursuant to Section 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection; provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(c)           If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but not more than the indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to the relevant portion of such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative

Agent or such Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.12         Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnity shall be limited to an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so prepaid, borrowed, converted or continued, for the period from the date of such prepayment or of such failure to prepay, borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.13         Change of Lending Office.  Each Lender agrees that if it makes any demand for payment under Section 3.10 or 3.11(a), or if any adoption or change of the type described in Section 3.9 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be unreasonably disadvantageous to it, as determined in its reasonable sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 3.10 or 3.11(a), or would eliminate or reduce the effect of any adoption or change described in Section 3.9.

3.14         Replacement of Lenders.  (a)  If any Lender (i) makes any demand for payment under Sections 3.10 or 3.11(a), (ii) becomes subject to an event described in Section 3.9, (iii) does not consent to a proposed amendment or supplement to, or waiver of or other modification of, this Agreement that (A) requires the approval of all Lenders (or all affected Lenders) and (B) has been approved by the Required Lenders, or (iv) is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(1)  the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.6(b)(iv);

(2)  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(3)  in the case of any such assignment resulting from a demand for payment under Section 3.10 or 3.11(a), such assignment will result in a reduction in such compensation or payments thereafter;

(4)  the Borrower may not require any Lender to make such assignment pursuant to clause (iii) above unless all other Lenders that did not consent to the relevant amendment, supplement, waiver or modification are concurrently required to assign all of their interests, rights and obligations hereunder; and

(5)  such assignment does not conflict with applicable laws.

(b)           A Lender shall not be required to make any assignment and delegation pursuant to this Section 3.14 if, prior thereto (as a result of a waiver by such Lender or otherwise), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.15         Cash Collateral.

(a)           Certain Credit Support Events.  At any time that there shall exist a Lender that is a Defaulting Lender, immediately upon the request of the Administrative Agent or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 3.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Cash Collateral. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Bank of America.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.15(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.15 or Section 3.16 in respect of Swingline Loans shall be held and applied to the satisfaction of the Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.6(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 3.15 may be otherwise applied in accordance with Section 8.2), and (y) the Person providing Cash Collateral and the Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

3.16         Defaulting Lenders.

(a)           Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.7(b)), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by that Defaulting Lender to the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 3.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.4(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)          Reallocation of Commitment Percentages to Reduce Fronting Exposure.  During any period in which there is a Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans pursuant to Section 2.8, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, and in the case of the Lender that is a Defaulting Lender, and the Swingline Lender, agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 3.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 4.
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1           Financial Condition.  The Borrower has heretofore furnished to each Lender copies of (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2009 and the related audited consolidated statements of income and of cash flows for the fiscal year ended on such date, audited by PricewaterhouseCoopers LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2010 and the related unaudited consolidated statements of income and of cash flows for the nine-month period ended on such date (the “Financial Statements”).  The Financial Statements present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at December 31, 2009 and September 30, 2010 and present fairly, in all material respects, the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure).  The Financial Statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved. Except as set forth on Schedule 4.1, neither the Borrower nor any consolidated Subsidiary had, at December 31, 2009 or at the date hereof, any material liability, contingent or otherwise, which is not reflected in the foregoing statements or in the notes thereto.  Except as set forth on Schedule 4.1, during the period from September 30, 2010 through the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of September 30, 2010.

4.2           No Change. Since December 31, 2009, except as set forth in the Financial Statements and except as set forth on Schedule 4.2, there has been no development or event which has had or could have a Material Adverse Effect.

4.3           Existence; Compliance with Law.  Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its material properties, to lease the material properties it operates as lessee and to conduct the businesses in which it is currently engaged, (c) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing would not have a Material Adverse Effect and (d) is in compliance with its certificate of incorporation and by-laws or other similar organizational or governing documents and with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

4.4           Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  The Borrower has the corporate power and authority, and the legal right to borrow hereunder and has taken all necessary corporate action to authorize such borrowings on the terms and conditions of this Agreement and any Notes.  No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of any Loan Documents against any Loan Party that is a party thereto.  This Agreement has been, and each other Loan Document will be when delivered, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when delivered will constitute, a legal, valid and binding obligation of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5           No Legal Bar. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, the borrowings hereunder and the use of the proceeds thereof will not violate any certificate of incorporation and by-laws or other similar organizational or governing documents, Requirement of Law or Contractual Obligation applicable to any Loan Party or any of its Subsidiaries, except for such violations of Requirements of Law or Contractual Obligations which could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of the Borrower or any Subsidiary pursuant to any such organizational or governing document, Requirement of Law or Contractual Obligation, except pursuant to this Agreement and the other Loan Documents.

4.6           No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or against any of its or their respective properties or revenues which could reasonably be expected to have a Material Adverse Effect.

4.7           No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

4.8           Ownership of Property; Liens.  Each Loan Party has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, in each case except for minor defects in title that do not materially interfere with its ability to conduct its business or utilize such assets for their intended purposes, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9           Taxes.  Each of the Borrower and each Subsidiary has filed or caused to be filed all material tax returns which, to the knowledge of the Borrower, are required to be filed or has timely filed a request for an extension of such filing and has paid all taxes shown to be due and payable on said returns or extension requests or on any assessments made against it or any of its property and, except as set forth on Schedule 4.9, all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (except, in each case, to the extent the amount or validity thereof is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower and as to any of which the failure to pay would not have a Material Adverse Effect).

4.10         Federal Regulations. (a)  “Margin stock” (within the meaning of Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale or pledge or any similar restriction hereunder.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

(b)           The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the FRB) which limits its ability to incur Indebtedness.

4.11         ERISA.

(a)           Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state laws, except such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(c)           (i) Except as would not give rise to a Material Adverse Effect, no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

4.12         Investment Company Act; Investment Advisers Act.  (a)  No Loan Party or any Subsidiary of a Loan Party is, or after giving effect to any Acquisition will be, an “investment company” within the meaning of the Investment Company Act.

(b)           Each Subsidiary and each other Investment Firm is, to the extent required thereby, duly registered as an investment adviser under the Investment Advisers Act, except to the extent the failure to be so registered could not reasonably be expected to have a Material Adverse Effect.  On the date hereof, the Borrower is not an “investment adviser” within the meaning of the Investment Advisers Act.  Each Fund which is sponsored by any Subsidiary or other Investment Firm and which is required to be registered as an “investment company” under the Investment Company Act is duly registered as such thereunder, except to the extent the failure to be so registered could not reasonably be expected to have a Material Adverse Effect.

(c)           The Borrower is not required to be registered as a broker-dealer under the Securities Acts (and each Subsidiary and other Investment Firm required to be so registered is so duly registered, except to the extent the failure to be so registered could not reasonably be expected to have a Material Adverse Effect).

(d)           Each of the Borrower, each Subsidiary and each other Investment Firm is duly registered, licensed or qualified as an investment adviser or broker-dealer in each State of the United States where the conduct of its business requires such registration, licensing or qualification and is in compliance in all material respects with all Federal and State laws requiring such registration, licensing or qualification, except to the extent the failure to be so registered, licensed or qualified or to be in such compliance will not have, in the case of Federal laws, or could not reasonably be expected to have, in the case of State laws, a Material Adverse Effect.

4.13         Subsidiaries and Other Ownership Interests.  The Subsidiaries listed on Schedule 6.8 constitute the only Subsidiaries of the Borrower as at the date hereof.  As at the date hereof, (a) the Borrower has, directly or indirectly, an equity or other ownership interest in each Investment Firm and each other Person listed on Schedule 4.13 and (b) other than as set forth on Schedule 4.13, the Borrower has no equity or other ownership interest, directly or indirectly, in any other Person, other than indirect equity or other ownership interests in Funds.

4.14         Use of Proceeds. The proceeds of the Loans shall be used by the Borrower (a) to repay Indebtedness outstanding under the Existing Credit Agreement and to pay fees and expenses incurred in connection with the execution and delivery of the Loan Documents, (b) for working capital, capital expenditures and other general corporate purposes, (c) to make Acquisitions and other investments (including acquisitions of additional Capital Stock in Subsidiaries and Affiliates of the Borrower), (d) to purchase, repay or redeem any debt or equity of the Borrower or any Subsidiary so long as such purchase, repayment or redemption is not prohibited by any other provision of this Agreement and (e) to pay fees and expenses to be incurred in connection with the foregoing.

4.15         Accuracy and Completeness of Information.  To the best of the Borrower’s knowledge, the documents furnished and the statements made in writing to the Lenders by or on behalf of the Borrower in connection with the negotiation, preparation or execution of this Agreement or any of the other Loan Documents, taken as a whole, do not contain any untrue statement of fact material to the credit worthiness of the Borrower or omit to state any such material fact necessary in order to make the statements contained therein not misleading under the circumstances in which such statements were made, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Lenders prior to the date hereof.

SECTION 5.
CONDITIONS PRECEDENT

5.1           Conditions to Effectiveness.  This Agreement shall become effective, and all revolving loans outstanding under the Existing Credit Agreement shall be deemed to be Revolving Loans hereunder and subject to the terms and conditions hereof, on the date on which all of the following conditions precedent have been satisfied:

(a)           Loan Documents. The Administrative Agent shall have received (i) this Agreement, signed by a duly authorized officer of the Borrower, and (ii) the Subsidiary Guaranty Agreement, signed by a duly authorized officer of each Subsidiary party thereto.

(b)           Projections. The Administrative Agent shall have received a budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by the management of the Borrower, in form satisfactory to the Administrative Agent of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries for the immediately following four (4) fiscal years.

(c)           Notes.  The Administrative Agent shall have received, for the account of each Lender that has requested the same, a Note made by the Borrower conforming to the requirements of this Agreement, signed by a duly authorized officer of the Borrower.

(d)           Borrower Certificate.  The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, signed by a Responsible Officer.

(e)           Corporate Proceedings of the Loan Parties.  The Administrative Agent shall have received a copy of resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or similar governing body) of the Borrower and each Subsidiary Guarantor authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party, and (ii) in the case of the Borrower, the borrowings contemplated hereunder, in each case certified by the Secretary or an Assistant Secretary or other similar officer of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(f)            Incumbency Certificate.  The Administrative Agent shall have received a certificate of the Borrower and each Subsidiary Guarantor, dated the Closing Date, as to the incumbency and signatures of the officers of such Loan Party signing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent, signed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party.

(g)           Corporate Documents.  The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Borrower and each Subsidiary Guarantor, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary or other similar officer of such Loan Party.

(h)           Fees.  All fees payable by the Borrower to the Administrative Agent, the Arranger and any Lender on or prior to the Closing Date pursuant to this Agreement or pursuant to the Fee Letter shall have been paid in full, in each case in the amounts and on the dates set forth herein or therein.

(i)            Attorney Costs. The Administrative Agent shall have received evidence of payment by the Borrower of all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(j)            Legal Opinion. The Administrative Agent shall have received the legal opinion of Ropes & Gray LLP, counsel to the Borrower and the other Loan Parties, substantially in the form of Exhibit C.  Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(k)           Lien Searches. The Administrative Agent shall have received the results of a recent search, by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower and the other Wholly-Owned Domestic Subsidiaries, and the results of such search shall be reasonably satisfactory to the Administrative Agent.

(l)            Existing Credit Agreement.  The Administrative Agent shall have received evidence reasonably satisfactory to it that all accrued but unpaid interest and fees payable under the Existing Credit Agreement have been, or concurrently with the effectiveness hereof will be, paid in full and all collateral is released thereunder.

(m)          No Default, etc.  The conditions precedent to the making of a Loan set forth in Section 5.2(a) and (b) shall be satisfied.

Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 5.1, each

Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2           Conditions to Each Loan.  The agreement of each Lender to make any Loan (excluding any repricing or conversion of any then outstanding Loan) is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties.  Each representation and warranty made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date; provided that (i) representations and warranties made with reference to a specific date shall remain true and correct as of such date only and (ii) representations and warranties shall not be required to remain true to the extent changes have resulted from actions permitted hereunder.

(b)           No Default. No Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(c)           Notice of Borrowing.  The Administrative Agent shall have received a notice of borrowing in the form of Exhibit H.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.
AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

6.1           Financial Statements.  Furnish to the Administrative Agent (which shall promptly furnish to the Lenders):

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year, copies of the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income and consolidated statements of retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and, in the case of the consolidated statements only, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b)           as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year, copies of the unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (subject, in the case of interim financial statements, to year end adjustments and the absence of footnotes).

6.2           Certificates; Other Information.  Furnish to the Administrative Agent (which shall promptly furnish to the Lenders):

(a)           concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default, except as specified in such certificate;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), (i) a duly completed Compliance Certificate, completed as of the end of the most recent fiscal quarter and signed by a Responsible Officer (A) stating that, to the best of such Responsible Officer’s knowledge, no Default exists, except as specified in such certificate; (B) containing a computation of each of the financial ratios and restrictions set forth in Section 7.1; (C) containing a calculation of the Indebtedness and Liens referenced in Section 7.2 and Section 7.3(i); (D) containing a calculation of all asset sales made pursuant to Section 7.5(d); and (E) describing in reasonable detail any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary and (ii) a listing for each Investment Firm of its aggregate assets under management as of the end of the period covered by such financial statements (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)           within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(d)           within five Business Days after the consummation of any Acquisition of a new Investment Firm for which more than $150,000,000 in aggregate consideration was paid (including any non-cash consideration), (A) copies of the most recent audited (and, if later, or, if audited statements are not available, unaudited) financial statements of the Investment Firm which is the subject of such Acquisition, (B) copies of the purchase agreement or other acquisition document (including any Revenue Sharing Agreement) executed or to be executed by the Borrower or any Subsidiary in connection with such Acquisition, (C) an unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at a recent date but prepared as though the closing of such Acquisition had occurred on or prior to such date and related pro forma calculations, indicating compliance on a pro forma basis as at such date and for the periods then ended with the financial covenants set forth in Section 7.1 and (D) a copy of the most recent Form ADV, if any, filed under the Investment Advisers Act in respect to any Investment Firm which is the subject of such Acquisition;

(e)           concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), with respect to the consummation of any Acquisition during the most recently ended fiscal quarter of a new Investment Firm for which more than $50,000,000 but less than $150,000,000 in aggregate consideration was paid (including any non-cash consideration), (A) copies of the most recent audited (and, if later, or, if audited statements are not available, unaudited) financial statements of the Investment Firm which is the subject of such Acquisition, (B) copies of the purchase agreement or other acquisition document (including any Revenue Sharing Agreement) executed or to be executed by the Borrower or any Subsidiary in connection with such Acquisition, (C) an unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at a recent date but prepared as though the closing of such Acquisition had occurred on or prior to such date and related pro forma calculations, indicating compliance on a pro forma basis as at such date and for the periods then ended with the financial covenants set forth in Section 7.1 and (D) a copy of the most recent Form ADV, if any, filed under the Investment Advisers Act in respect to any Investment Firm which is the subject of such Acquisition;

(f)            concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), notice of the consummation of any Acquisition for which less than $50,000,000 in aggregate consideration was paid (including any non-cash consideration);

(g)           concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), notice of the consummation of any Acquisition of additional Capital Stock of an existing Investment Firm during the most recently ended fiscal quarter; and

(h)           promptly, such additional financial and other information and documents (including a copy of any debt instrument, security agreement or other material contract to which the Borrower or any Subsidiary may be party) as any Lender may, through the Administrative Agent, from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 10.2; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or a website sponsored by the Administrative Agent); provided that: the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and immediately following such notification the Borrower shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such securities.  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered with the Securities and Exchange Commission or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute information subject to the confidentiality provisions in Section 10.15, they shall be treated as set forth in Section 10.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.3           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including taxes and other governmental levies), except (i) where the amount or validity thereof is currently being contested in good faith by appropriate actions and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the applicable Subsidiary, as the case may be, and (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.4           Conduct of Business and Maintenance of Existence.  (a)  Continue to engage in business of the same general type as now conducted and purported to be conducted by it and activities reasonably related or complementary thereto; (b) preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, registrations, licenses, privileges and franchises necessary or desirable in the normal conduct of its business (including all such registrations under the Investment Advisers Act and all material investment advisory agreements, distribution agreements and shareholding and other administrative servicing contracts), except, in the case of this clause (b), (i) as otherwise permitted by Section 7.4 and (ii) for failures that individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect; and (c) comply, and to the extent reasonably within its control, cause each Investment Firm and Fund (which is sponsored by an Investment Firm) to comply, with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5           Maintenance of Property; Insurance.  Keep all property useful and necessary in its business in good working order and condition, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance on its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and furnish to the Administrative Agent, upon request, full information as to the insurance carried.

6.6           Inspection of Property; Books and Records; Discussions.  Keep proper books of records and account in which full, true and correct entries, in all material respects in conformity with all Requirements of Law and sufficient to permit the preparation of financial statements in accordance with GAAP, shall be made of all dealings and transactions in relation to its business and activities, except, in the case of Requirements of Law, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and upon at least three days prior notice or such lesser period of time as may be acceptable to the Borrower or the relevant Subsidiary, as the case may be, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants (provided that, with respect to Subsidiaries, other than during the existence of a Default, the Borrower shall have complied with this obligation if it shall have used its commercially reasonable efforts to cause its Subsidiaries to allow the Administrative Agent and/or the applicable Lender pursuant to the foregoing terms and conditions to visit and inspect the properties of such Subsidiaries and examine and make abstracts from any of the books and records of such Subsidiaries and to discuss the business, operations, properties and financial and other condition of such Subsidiaries with officers and employees of such Subsidiaries and with their independent certified public accountants); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.6.  Notwithstanding anything to the contrary in this Section 6.6, none of the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.7           Notices. Promptly after obtaining knowledge thereof, notify the Administrative Agent and each Lender of:

(a)           the occurrence of any Default;

(b)           any (i) default or event of default under any Contractual Obligation of the Borrower or any Subsidiary or (ii) litigation, proceeding or, if known to the Borrower, investigation which may exist at any time between the Borrower or any Subsidiary and any Governmental Authority, which in either case, could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting the Borrower or any Subsidiary or any “affiliated person” of the Borrower or any Subsidiary within the meaning of the Investment Company Act in which (i) the amount involved is $7,500,000 or more and not covered by insurance or (ii) injunctive or similar relief is sought and which, in the case of this clause (ii), could reasonably be expected to have a Material Adverse Effect;

(d)           the occurrence of any ERISA Event;

(e)           any suspension or termination of the registration of any Subsidiary or other Investment Firm as an investment adviser under the Investment Advisers Act, or of any registration as a broker-dealer under the Securities Acts or under any applicable state statute which is material to the business thereof;

(f)            any event which could reasonably be expected to have a Material Adverse Effect;

(g)           any public announcement by any Rating Agency of a change in its rating of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; and

(h)           the creation or acquisition of any new Subsidiary (other than a shell Subsidiary created only to hold a name, but that is not yet capitalized or conducting business operations or owning material assets).

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto, if any.

6.8           Subsidiaries and Guarantees.

(a)           As of the Closing Date, each (i) Subsidiary and (ii) Subsidiary Guarantor is listed and designated as such on Schedule 6.8.

(b)           Subject to Section 6.8(d), at all times, all of the Obligations shall be guaranteed pursuant to a Subsidiary Guaranty, made in favor of the Administrative Agent for its own benefit and the benefit of the Lenders, by each of the following:  (i) such Wholly-Owned Domestic Subsidiaries of the Borrower to whom (when aggregated with the Borrower) not less than 90% of the pro forma Adjusted Consolidated EBITDA is attributable, (ii) each Wholly-Owned Domestic Subsidiary of the Borrower to whom more than 5% of pro forma Adjusted Consolidated EBITDA is attributable, and (iii) each Subsidiary of the Borrower which guarantees public Indebtedness issued by the Borrower or any of its Subsidiaries.

(c)           Subject to Section 6.8(d) and to the extent required to comply with Section 6.8(b) above, after the Closing Date, in the event that any Person becomes a Wholly-Owned Domestic Subsidiary of the Borrower, the Borrower shall promptly (and in any event within 10 days) cause such Person to (i) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent, with a copy to the Administrative Agent’s counsel, a counterpart of the Subsidiary Guaranty or, in each case, such other document as the Administrative Agent shall deem appropriate for such purpose; and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.1(e), (f) and (g) and, if requested by the Administrative Agent, a favorable opinion of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(d)           Notwithstanding the requirements of Sections 6.8(b) and 6.8(c) above, the following Wholly-Owned Domestic Subsidiaries shall not be required to become Subsidiary Guarantors: (i) any Capital Trust, (ii) any Wholly-Owned Domestic Subsidiary that is a general partner in an Investment Firm (determined without regard to the 5% revenues, earnings or value threshold set forth in the definition thereof) with outside equity owners, provided, that the equity of such Wholly-Owned Domestic Subsidiary is owned directly or indirectly by a Subsidiary Guarantor or (iii) Pantheon Ventures Inc., a California corporation, or any Subsidiary of Pantheon Ventures Inc.; provided that, in the case of this clause (iii), the business conducted by such Persons is not materially and substantially different from the business conducted by Pantheon Ventures Inc. and its Subsidiaries on the Closing Date.

SECTION 7.
NEGATIVE COVENANTS

The Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly:

7.1           Financial Condition Covenants.

(a)           Interest Coverage Ratio.  Permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense for any Computation Period to be less than 3.00 to 1.00.

(b)           Leverage Ratio. Permit the Leverage Ratio to exceed 3.50 to 1.00 as of the last day of any Computation Period.

7.2           Limitation on Priority Debt.  Permit any Subsidiary that is not a Subsidiary Guarantor to create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness owing to a Loan Party), unless the aggregate amount (at any time outstanding) of (x) all such Indebtedness plus (y) all Indebtedness of the Borrower and any Subsidiary Guarantor secured by any Lien (other than Liens, if any, securing the Obligations or Indebtedness owing to a Loan Party) shall not at any time exceed $200,000,000.

7.3           Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes, assessments and other governmental charges not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or the applicable Subsidiary, as the case may be, in conformity with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

(f)            Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, (i) if appropriate legal proceedings which have been initiated for the review of such judgment, decree or order are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired or (ii) if such judgment, decree or order shall have been discharged within 45 days of the entry thereof or execution thereof has been stayed pending appeal;

(g)           Liens securing the Obligations;

(h)           Liens securing obligations owing from (i) one Loan Party to another or (ii) any other Subsidiary to a Loan Party; and

(i)            Liens securing Indebtedness; provided that in no event shall the aggregate amount (at any time outstanding) of (x) all such secured Indebtedness plus (y) all Indebtedness of Subsidiaries that are not Subsidiary Guarantors (other than Indebtedness owing to a Loan Party) exceed $200,000,000.

7.4           Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), unless (a) with respect to a merger, consolidation or amalgamation of a Subsidiary, if prior to such event the Borrower owned in excess of a 50% ownership interest, then after such event the Borrower shall (i) own in excess of a 50% ownership interest in, or (ii) be the managing member or general partner (or a Person with similar rights and obligations) of (whether directly or through a wholly-owned Subsidiary), or (iii) subject to Section 7.5, have no ownership interest in, the surviving Person of such merger, consolidation or amalgamation, and (b) with respect to the liquidation, winding up or dissolution of a direct or indirect Subsidiary, the assets of such Person shall have been transferred to (i) the Borrower or another Loan Party, in the case of any

Subsidiary that is a Subsidiary Guarantor and (ii) the Borrower, any other Loan Party, and the other shareholders, partners or members of such Person, in the case of any other Subsidiary..

7.5           Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose (including in connection with sale leaseback transactions) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired, or issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than Loan Party, except:

(a)           the sale or other disposition of property in the ordinary course of business;

(b)           the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and

(c)           Shareholder Asset Sales; and

(d)           the sale of assets at fair value so long as no Default exists or would result therefrom, the Borrower is in compliance with the financial ratios set forth in Section 7.1 on a pro forma basis and the aggregate book value of all property sold in reliance on this clause (d) in during the term of this Agreement shall not exceed $200,000,000.

7.6           Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make dividends or other distributions (whether in cash, securities or other property) to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to the Borrower or any Subsidiary Guarantor, (ii) of any Wholly-Owned Domestic Subsidiary to incur Guarantee Obligations in respect of the Indebtedness of the Borrower to the extent required by Section 6.8 (other than a Capital Trust or a Wholly-Owned Domestic Subsidiary that constitutes a general partner of an Investment Firm (determined without regard to the 5% revenues, earnings or value threshold set forth in the definition thereof) with outside equity owners) or (iii) of the Borrower or any Wholly-Owned Domestic Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person (other than a Capital Trust or a Wholly-Owned Domestic Subsidiary that constitutes a general partner of an Investment Firm (determined without regard to the 5% revenues, earnings or value threshold set forth in the definition thereof) with outside equity owners); provided, however, that this clause (iii) shall not prohibit (a) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.2 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) a covenant that requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.7           Limitation on Transactions with Affiliates.  Except as described on Schedule 7.7 and as otherwise expressly permitted under this Agreement, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than any Loan Party) unless such transaction is (a) otherwise expressly permitted under this Agreement or (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that the following transactions shall be permitted under this Section 7.7:

(i)            providing office space and administrative services to Investment Firms and Subsidiaries;

(ii)           providing other business services to Investment Firms and Subsidiaries in the ordinary course of business; and

(iii)          transactions among (x) the Borrower or any Subsidiary or any officer, director, individual stockholder, partner or member (or an entity wholly owned by such an individual), on the one hand, and (y) any account or Fund or other Investment Company sponsored or managed by the Borrower or any Subsidiary or for which the Borrower or any Subsidiary provides advisory, administrative, supervisory, management, consulting or similar services, that are otherwise permissible under the Investment Company Act, the Investment Advisers Act and the applicable management contracts, on the other hand.

7.8           Limitation on Certain Payments.  Make (a) any payment of dividends, stock repurchases or redemptions or other distributions to shareholders of the Borrower, (b) any payment of principal of or interest on any subordinated debt (other than regularly scheduled principal and interest on subordinated debt, in each case, subject to the subordination provisions thereof), or (c) any prepayment, early redemption, repurchase prior to maturity or other acquisition or defeasance of any other Indebtedness (other than a prepayment, redemption or repurchase arising in connection with (i) the refinancing of such Indebtedness and (ii) a conversion of such Indebtedness to equity securities) if, in any such case, the pro forma Leverage Ratio after giving effect to the relevant payment or other transaction described above would be greater than (i) if the Borrower’s Debt Rating issued by S&P is BBB- or higher, 3.0 to 1.00; or (ii) otherwise 2.50 to 1.00.

7.9           Limitation on Changes in Fiscal Year.  Permit any fiscal year to end on a day other than December 31.

SECTION 8.
EVENTS OF DEFAULT

8.1           Events of Default. If any of the following events shall occur and be continuing:

(a)           The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Section 6.4, 6.7(a), 6.8 or Section 7 and, if such default is by a Loan Party other than the Borrower, such default shall continue unremedied for a period of 10 days after an officer of the Borrower obtains  knowledge thereof; or

(d)           The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained herein or in any other Loan Document (other than as provided in subsections (a) and (c) of this Section), and such default shall continue unremedied for a period of 30 days after an officer of the Borrower obtains knowledge thereof; or

(e)           Any default shall occur under the terms applicable to any Indebtedness or Guarantee Obligation (excluding, in each case, the Loans) of the Borrower or any Subsidiary in an aggregate principal amount (for all Indebtedness and Guarantee Obligations so affected) exceeding $15,000,000 and such default (i) results from the failure to pay any principal of or interest on such Indebtedness or Guarantee Obligation when due (subject to any applicable grace period, but not exceeding 30 days) or (ii) causes, or permits the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

(f)            (i)  The Borrower or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Law, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Subsidiary any case, proceeding under any Debtor Relief Law which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Subsidiary, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000; or

(h)           One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance or indemnification) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)            (i)  Any Loan Document shall cease, for any reason, to be in full force and effect, or any Loan Party that is a party thereto shall so assert, (ii) any Loan Party shall contest in any manner the validity or enforceability of any Loan Document or (iii) the Guarantee under the Subsidiary Guaranty shall cease to be enforceable; or

(j)            A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in Section 8.1(f) with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

8.2           Application of Funds.  After the exercise of remedies provided for in Section 8.1 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)           First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including all Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b)           Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including all Attorney Costs and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c)           Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(d)           Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and all other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

(e)           Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

SECTION 9.
THE ADMINISTRATIVE AGENT

9.1           Appointment and Authorization.  Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Subsidiary shall have rights as a third party beneficiary of any such provision (provided that the Borrower shall have the rights granted to the Borrower pursuant to Section 9.6).

9.2           Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3           Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duty, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any covenant, agreement or other term or condition set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6           Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a “bank” which is a “US person” (each within the meaning of Treasury Regulations Section 1.441-1) with an office in the United States, or an Affiliate of any such bank with an office in the United States, in each case which office shall assume primary withholding responsibility under Treasury Regulations Section 1.1441-1.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any Loan Document, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender, and (b) the retiring Swingline Lender shall be discharged from all of its duties and obligations as such hereunder and under the other Loan Documents.

9.7           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8           Administrative Agent May File Proofs of Claim.  In the case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable and whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations of any Loan Party that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due the Administrative Agent under Sections 2.4(b) or 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Borrower hereunder or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.9           Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under a Subsidiary Guaranty if such Person ceases to be a Wholly-Owned Domestic Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Supermajority Lenders will confirm in writing the Administrative Agent’s authority to release any guarantor from its obligations under any guarantee pursuant to this Section 9.9.  The Administrative Agent will use commercially reasonable efforts to notify the Lenders of any release of a Subsidiary Guarantor pursuant to this Section 9.9.

9.10         Other Agents; Arranger and Managers.  None of the Lenders or other Persons identified on the cover page or signature pages of this Agreement, or elsewhere herein,

as a “co-syndication agent,” “book manager,” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of a Person that is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 10.
MISCELLANEOUS

10.1         Amendments and Waivers.  (a)  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower or other relevant Loan Party hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of final maturity of any Loan, or reduce the stated rate of any interest or fee payable hereunder, or reduce the amount or extend the scheduled date of any payment of principal, interest, fees or other amounts due to the Lenders or any scheduled reduction of any Lender’s Commitment or increase the amount or extend the expiration date of any Lender’s Commitment or change the application of any amounts received on account of the Obligations from the application thereof set forth in Section 8.2, in each case without the consent of each Lender directly affected thereby, or (ii) amend, modify or waive any provision of this Section 10.1 without the written consent of all of the Lenders, or (iii) reduce the percentage specified in the definition of Required Lenders or change any other provision specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder without the consent of all Lenders or such lower percentage of Lenders as is specified as being required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the value of the Subsidiary Guaranty, in each case without the written consent of all the Lenders, or (v) amend, modify or waive any provision of Section 10.7(a) without the written consent of all of the Lenders, or (vi) amend, modify or waive any rights or duties of the Administrative Agent under this Agreement or any other Loan Document or any provision of Section 9 without the written consent of the then Administrative Agent in addition to the Lenders required above; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement.  Subject to the provisos in the prior sentence, any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b)           In addition to amendments effected pursuant to the foregoing paragraph (a), this Agreement shall be amended to include a prospective Lender as a party hereto upon the execution and delivery of a Joinder Agreement as contemplated in Section 2.3(c).

10.2         Notices.  (a)  Unless otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission and, subject to clause (c) below, electronic mail transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five days after being deposited in the mail, postage prepaid, or, in the case of facsimile, when received with electronic confirmation of receipt, addressed (i) if to the Borrower, the Administrative Agent or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.2, (ii) if to any other Lender, as set forth in its Administrative Questionnaire, and (iii) in the case of any party to this Agreement, to such other address as such party may designate by notice to the other parties hereto.  Notwithstanding the foregoing, any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.5, 2.8, 3.1, 3.3 or 3.8 shall not be effective until received.

(b)           The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of requests for Swingline Loans) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms of any telephonic notice, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Lenders and each of their respective Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(c)           Unless the Administrative Agent shall consent otherwise in writing, electronic mail and Internet and intranet websites may be used only to distribute routine communications,

such as borrowing notices, financial statements and other information as provided in Section 6.2, and to distribute Loan Documents for execution by the parties thereto and may not be used for any other purpose.

(d)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)           Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

10.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder through the Termination Date.

10.5         Expenses; Indemnity; Waiver of Damages.

(a)           The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Related Parties (including Attorney Costs), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, modification or waiver of any provision hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including Attorney Costs of the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           The Borrower agrees to indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) above to be paid by it to the Administrative Agent (or any sub-agent thereof) or any of its Related Parties, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage as set forth in the last column on Schedule I (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such or against such Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d)           Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower agrees that it will not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments. All amounts payable under this Section 10.5 shall be due not later than ten Business Days after demand therefor.

(f)            Survival. The agreements in this Section 10.5 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations hereunder.

10.6         Successors and Assigns; Participations and Assignments.  (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.6(b), participations in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(1)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(2)           in any case not described in subsection (b)(i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(1)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender;

(2)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender with respect to such Lender; and

(3)           the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed).

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (1) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2), or (3) to a natural person.

(vi)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swingline Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.10, 3.11, 3.12, and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(d).

(c)           Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of a Loan or other obligation hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1(a) that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 3.11, and 3.12 (subject to any requirements and limitations thereunder) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loan or other obligations under any Loan Document) except to the extent (x) such disclosure is required pursuant to the last sentence of this Section 10.6(d) or (y) that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The portion of the Participant

Register relating to any Participant requesting payment from the Borrower under the Loan Documents shall be made available to the Borrower upon reasonable request.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.10 or 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that is not incorporated under the laws of the United States shall not be entitled to the benefits of Section 3.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.11(b) as though it were a Lender.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.7         Adjustments; Set-off. (a)  If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set—off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, upon the occurrence and continuation of any Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.9         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12       Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in (or removed to) such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address determined pursuant to Section 10.2(a) or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13       Acknowledgements. The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           none of the Arranger, the Administrative Agent or any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any other Loan Document, and the relationship between the Arranger, the Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

Without limiting the foregoing provisions of this Section 10.13, the Borrower acknowledges that (i) it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) in connection with the process leading to such transactions, the Arranger and the Administrative Agent is and has been acting solely as a principal and is not a financial advisor, an agent or a fiduciary for the Borrower or any of its Affiliates; (iii) neither the Arranger nor the Administrative Agent has assumed or will assume an advisory, agency or fiduciary responsibility to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby (regardless of whether any Agent Party has advised or is currently advising the Borrower or any of its Affiliates on any other matter); (iv) neither the Arranger nor the Administrative Agent has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except as expressly set forth herein or in another Loan Document; (v) the Agent Parties may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent Party has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (vi) neither the Arranger nor the Administrative Agent has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Borrower has consulted with its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate in connection herewith.  In addition, the Borrower waives and releases, to the fullest extent permitted by law, any claim that it may have against the Arranger and the Administrative Agent for any breach or alleged breach of any agency or fiduciary duty.

10.14       WAIVERS OF JURY TRIAL.  TO THE EXTENT PERMITTED BY LAW, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN

ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.15       Confidentiality. Each of the Administrative Agent and the Lenders agrees to use the Information (as defined below) solely for the purpose of consummating the transactions contemplated by, or incidental to, this Agreement and for underwriting other credit products proposed to be offered to the Borrower and its Subsidiaries and agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives, in each case, solely for the purpose of consummating the transactions contemplated by, or incidental to, this Agreement and for underwriting other credit products proposed to be offered to the Borrower and its Subsidiaries (it being understood that prior to any such disclosure each such Person will be informed of the confidential nature of such Information and shall agree to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a confidentiality agreement substantially in the form of Exhibit E, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.3 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.16       Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.17       USA Patriot Act. Each Lender that is subject to the Act (as defined below) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.18       Amendment and Restatement.  On the Closing Date, this Agreement shall amend, restate and supersede the Existing Credit Agreement in its entirety, except as provided in this Section 10.18.  The rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents and the giving of guarantees shall continue under but as amended by this Agreement and the other Loan Documents, and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Loan Documents.  All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.  Without limiting the generality of the foregoing and to the extent necessary, the Lenders and Bank of America, in its capacity as the administrative agent thereunder reserve all of their rights under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) which by their express terms survive the termination of the Existing Credit Agreement and each of the Loan Parties hereby obligates itself again in respect of all such present and future “Obligations” (as defined in the Existing Credit Agreement).  Nothing contained herein shall be construed as a novation of the “Obligations” outstanding under and as defined in the Existing Credit Agreement, which shall remain in full force and effect, except as modified hereby.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AFFILIATED MANAGERS GROUP, INC.

By:	/s/ JOHN KINGSTON, III
Name: John Kingston, III
Title: Executive Vice President, General Counsel and Secretary

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ JEFF HALLMARK
Name: Jeff Hallmark
Title: Senior Vice President

BANK OF AMERICA, N.A., as Swingline
Lender and as a Lender

By:	/s/ JEFF HALLMARK
Name: Jeff Hallmark
Title: Senior Vice President

CITIBANK, N.A., as a Lender

By:	/s/ DANE GRAHAM
Name: Dane Graham
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ KATHLEEN BOWERS
Name: Kathleen Bowers
Title: Director

/s/ ROBERT CHESLEY
Name: Robert Chesley
Title: Director

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ JEANNE O’CONNELL HORN
Name: Jeanne O’Connell Horn
Title: Executive Director

RBS CITIZENS, NA, as a Lender

By:	/s/ CINDY CHEN
Name: Cindy Chen
Title: Senior Vice President

US BANK NA

By:	/s/ ROBERT L. BARRETT
Name: Robert L. Barrett
Title: Senior Vice President

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ MICHAEL PENSARI
Name: Michael Pensari
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ JAY CAHILL
Name: Jay Cahill
Title: Director

/s/ KATHRIN MARTI
Name: Kathrin Marti
Title: Assistant Vice President

THE BANK OF NOVA SCOTIA, as a
Lender

By:	/s/ DAVID L. MAHMOOD
Name: David L. Mahmood
Title: Managing Director

UNION BANK, N.A., as a Lender

By:	/s/ JUSTIN BRAUER
Name: Justin Brauer
Title: Vice President

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ JOE TONGES
Name: Joe Tonges
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ GENEVIÈVE PICHÉ
Name: Geneviève Piché
Title: Vice President

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ ERIC Y.S. TSAI
Name: Eric Y.S. Tsai
Title: VP & General Manager

FIRST COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ JASON LEE
Name: Jason Lee
Title: V.P. & General Manager

E.SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a Lender

By:	/s/ EDWARD CHEN
Name: Edward Chen
Title: VP & GM

ANNEX I

PRICING GRID FOR REVOLVING CREDIT FACILITY

Pricing Level	Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Eurodollar Loans	Applicable Margin For ABR Loans	Commitment Fee Rate
1	BBB+/Baa1/BBB+ or higher	1.500%	0.500%	0.350%
2	BBB/Baa2/BBB	1.750%	0.750%	0.400%
3	BBB-/Baa3/BBB-	2.000%	1.000%	0.500%
4	BBB- or Baa3 or BBB-/ BB+ or Ba1 or BB+	2.500%	1.500%	0.625%
5	BB+/Ba1/BB+ or lower	3.250%	2.250%	0.750%

EXHIBIT A TO
CREDIT AGREEMENT

FORM OF NOTE

[Date]

FOR VALUE RECEIVED, the undersigned, Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to                    (the “Lender”), at the Administrative Agent’s Office in lawful money of the United States of America and in immediately available funds, on the Termination Date the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement referred to below. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The Lender is authorized to record in its records, or on the schedules annexed hereto, the date, Type and amount of each Revolving Loan made by it pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to the other Type and, in the case of a Eurodollar Loan, the length of each Interest Period with respect thereto. Each such recordation shall constitute prima facie evidence of the accuracy of the information recorded. The failure to make any such recordation shall not affect the obligations of the Borrower in respect of any such Loan.

This Note (a) is one of the Notes referred to in the Fourth Amended and Restated Credit Agreement dated as of January 12, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lender, various other financial institutions, and Bank of America, N.A., as Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the nature and extent of the guarantees, the terms and conditions upon which each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any Event of Default, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, capitalized terms used but not defined herein shall have the respective meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

AFFILIATED MANAGERS GROUP, INC.

By:
Name:
Title:

Schedule A

to Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Amount of ABR
		Amount	Amount of	Loans Converted	Unpaid Principal
	Amount of ABR	Converted to	Principal of ABR	to	Balance of ABR	Notation
Date	Loans	ABR Loans	Loans Repaid	Eurodollar Loans	Loans	Made By

Schedule B

to Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

					Amount of	Unpaid
		Amount	Interest Period	Amount of	Eurodollar	Principal
	Amount of	Converted to	and Eurodollar	Principal of	Loans	Balance of
	Eurodollar	Eurodollar	Rate with	Eurodollar	Converted to	Eurodollar	Notation
Date	Loans	Loans	Respect Thereto	Loans Repaid	ABR Loans	Loans	Made By

EXHIBIT B TO

CREDIT AGREEMENT

FORM OF BORROWER CERTIFICATE

AFFILIATED MANAGERS GROUP, INC.

Pursuant to subsection 5.1(d) of the Fourth Amended and Restated Credit Agreement dated as of January 12, 2011 (the “Agreement”; capitalized terms defined therein being used herein as therein defined) among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), various financial institutions and, Bank of America, N.A., as Administrative Agent, the undersigned Responsible Officer of the Borrower hereby certifies as follows:

1.             The representations and warranties of the Borrower and each other Loan Party set forth in the Agreement and each of the other Loan Documents to which each is a party or which are contained in any certificate or financial statement furnished by or on behalf of the Borrower or any other Loan Party pursuant to or in connection with any Loan Document are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.             Exhibit A hereto sets forth all consents or authorizations of, filings with, notices to or other acts by or in respect of any Governmental Authority or any other Person required in connection with the execution, delivery, performance, validity or enforceability of the Agreement and the other Loan Documents and such consents, authorizations and filings are in full force and effect on the date hereof.

3.             No Default has occurred and is continuing as of the date hereof or would result from the making of the Loans on the date hereof.

4.             Since December 31, 2009, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

5.             There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Borrower, nor has any other event occurred adversely affecting or to my knowledge threatening the continued corporate existence of the Borrower after the date hereof.

6.             The Debt Rating of the Borrower on the date hereof is “BBB-” by S&P.

B-1

IN WITNESS WHEREOF, the undersigned has hereto set his or her name.

AFFILIATED MANAGERS GROUP, INC.

By
Name:
Title:

Date: January 12, 2011

B-2

EXHIBIT C TO

CREDIT AGREEMENT

FORM OF OPINION OF

BORROWER’S COUNSEL

                   , 20

To the Lenders and the Administrative Agent

party to the Credit Agreement

referred to below

c/o Bank of America, N.A., as Administrative Agent

Agency Management

335 Madison Avenue

Mail Code: NY1-503-04-03

New York, NY 10017

Ladies and Gentlemen:

This opinion is being furnished to you pursuant to the Fourth Amended and Restated Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent, and the several banks and other financial institutions from time to time parties thereto as Lenders. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

We have acted as counsel to the Borrower, the Delaware corporations identified on Exhibit A hereto (the “Delaware Corporations”), the Delaware limited liability companies identified on Exhibit A hereto (the “Delaware LLCs”), the Delaware partnership identified on Exhibit A hereto (the “Delaware Partnership,” and, together with the Delaware Corporations, Delaware LLCs and the Borrower, the “Delaware Entities”), Welch & Forbes, Inc., a Massachusetts corporation (“Welch”), and First Quadrant Corp., a New Jersey corporation (“First Quadrant” and, together with the Delaware Entities and Welch, the “Loan Parties”), in connection with the Credit Agreement, the Subsidiary Guaranty Agreement and the Notes being delivered today by the Loan Parties under the Credit Agreement (which agreements and instruments are referred to herein collectively as the “Credit Documents”).

We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Loan Parties, public officials and other appropriate Persons, and on the covenants as to the application of proceeds contained in the Credit Documents.

The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Partnership Act, the Delaware Limited Liability Company Act, and the federal laws of the United States of America (collectively, the “Covered Laws”). For purposes of rendering the opinions expressed below, we have assumed that the Delaware Partnership is governed as a general partnership under Delaware law.

We have assumed that First Quadrant (a) is a corporation validly existing and in good standing under the laws of the State of New Jersey, (b) has the corporate power to conduct the business in which it is engaged, to execute and deliver each of the Credit Documents to which it is a party and to perform its obligations thereunder, and (c) has duly authorized, executed and delivered the Credit Documents to which it is a party.

Based upon and subject to the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.             Each of the Borrower and the Delaware Corporations (a) is a corporation validly existing and in good standing under the laws of the State of Delaware and (b) has the corporate power to execute and deliver each of the Credit Documents to which it is a party and to perform its obligations thereunder.

2.             Each of the Delaware LLCs (a) is validly existing as a limited liability company and in good standing under the laws of the State of Delaware and (b) has the power under its limited liability company agreement and the Delaware Limited Liability Company Act to execute and deliver each of the Credit Documents to which it is a party and to perform its obligations thereunder.

3.             The Delaware Partnership (a) is validly existing as a partnership and in good standing under the laws of the State of Delaware and (b) has the power under its partnership agreement to execute and deliver each of the Credit Documents to which it is a party and to perform its obligations thereunder.

4.             Welch (a) is a corporation validly existing and in good standing under the laws of the Commonwealth of Massachusetts and (b) has the corporate power to execute and deliver each of the Credit Documents to which it is a party and to perform its obligations thereunder.

5.             Each of the Delaware Entities and Welch has duly authorized, executed and delivered each of the Credit Documents to which it is a party.

6.             Subject to the qualifications set forth in the unnumbered paragraphs at the end hereof, each of the Credit Documents constitutes the legal, valid and binding obligation of such of the Loan Parties as are party thereto and is enforceable against each such Person in accordance with its terms.

7.             The execution and delivery by the Loan Parties of the Credit Documents to which each such Person is party, and the performance by each such Person of its obligations thereunder, (a) will not violate any Covered Laws, (b) will not result in a breach or violation of, or constitute a default (or an event that with notice or the lapse of time, or both, would constitute a default), or require the repurchase of securities under, any of the agreements, instruments, court orders, judgments and decrees listed on Exhibit B hereto and (c) will not violate or require the repurchase of securities under the governing documents of any of the Delaware Entities or Welch.

2

8.             Except as may be required in order to perfect the Liens contemplated by any of the Credit Documents, under the Covered Laws, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained by any Loan Party in connection with the execution and delivery of the Credit Documents to which such Person is party or the performance by each such Person of its obligations thereunder.

9.             We are not representing any of the Loan Parties in any pending litigation in which it is a named defendant that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Credit Documents.

10.           None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

11.           Neither the making of the Loans under the Credit Agreement, nor the application of the proceeds thereof on the date hereof as provided in the Credit Agreement, will violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Our opinion that the Credit Documents to which the Loan Parties are party constitute the legal, valid and binding obligation of such of the foregoing Persons as are party thereto, enforceable against each such Person party thereto in accordance with its terms, is subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity.

The opinions expressed herein do not purport to cover, and we express no opinion with respect to, the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law or the enforceability of the provision contained in the last sentence in Section 2(a) of the Subsidiary Guaranty Agreement, which purports to limit the obligations of any Guarantor thereunder or the effect of the unenforceability of such provision on the enforceability of the Subsidiary Guaranty Agreement.

The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Credit Documents providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to (i) the extent to which broadly worded waivers may be enforced, (ii) the enforceability of any provision of the Credit Documents which purports to grant the right of setoff to an affiliate of a lender or a purchaser of a participation in the loans outstanding thereunder, which permits the exercise of a right of setoff against amounts not then due, which provides for interest on interest or automatic compounding of interest, liquidated damages or prepayment premiums, or which is determined to constitute a penalty or forfeiture or (iii) the extent to which provisions providing for conclusive presumptions or determinations, non-effectiveness of oral modifications, arbitration, waiver of venue, or waiver of offset or defenses will be enforced. In connection with the provisions of the Credit Documents whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts.

In addition, certain provisions contained in the Credit Documents, including the grant of powers of attorney thereunder, may be unenforceable in whole or in part, but the inclusion of such provisions in the Credit Documents does not affect the validity of any of the other provisions thereof, and the remaining

3

provisions of the Credit Documents are sufficient for the practical realization of the benefits intended to be provided thereby.

This opinion is being furnished only to the Lenders and the Administrative Agent and is solely for their benefit and the benefit of their assignees who become Lenders under the Credit Documents. This opinion may not be relied upon for any other purpose or by any other Person without our prior written consent.

Very truly yours,

Ropes & Gray LLP

4

EXHIBIT D TO

CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective Commitments identified below (including, without limitation, the Swingline Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to

(1) For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

(2) For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

(3) Select as appropriate.

(4) Include bracketed language if there are either multiple Assignors or multiple Assignees.

[the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Lender]]

3.	Borrower: Affiliated Managers Group, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement:      Fourth Amended and Restated Credit Agreement, dated as of January 12, 2011 among Affiliated Managers Group, Inc., various financial institutions and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest:

			Amount of	Percentage
		Aggregate	Commitment	Assigned of		CUSIP
Assignor[s](5)	Assignee[s](6)	Commitment	Assigned	Commitment(7)		Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date: ](8)

Effective Date:                                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(5)                                  List each Assignor, as appropriate.

(6)                                  List each Assignee, as appropriate.

(7)                                  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(8)                                  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](9) Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:](10)

AFFILIATED MANAGER GROUP, INC.

By:
Title:

(9)           To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(10)         To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender) is required by the terms of the Credit Agreement.

EXHIBIT E TO

CREDIT AGREEMENT

FORM OF CONFIDENTIALITY AGREEMENT

[LETTERHEAD OF INFORMATION RECIPIENT]

                             ,

[Name and Address of

Information Provider]

Dear Sirs:

In connection with our interest in entering into a transaction (“Transaction”) to purchase [a participation interest in] [an assignment of] the rights of a Lender pursuant to Section 10.6 of the Fourth Amended and Restated Credit Agreement dated as of January 12, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Affiliated Managers Group, Inc. (the “Company”), various financial institutions and Bank of America, N.A., as Administrative Agent, the Company is furnishing us with certain information which is either non-public, confidential or proprietary in nature. All information furnished (irrespective of the form of communication) to us, our agents or our representatives, including without limitation attorneys, accountants, consultants and financial advisors (collectively, “representatives”), by the Company or any of its representatives, and all analyses, compilations, data, studies or other documents prepared by us or our representatives containing, or based in whole or in part on, any such furnished information or reflecting our review or assessment of the Company are hereinafter collectively referred to as the “Information”. In consideration of our being furnished with the Information, we agree that:

1.             The Information will be kept confidential, will not, without the prior written consent of the Company or except as required by law (including to bank regulators and examiners) and then only with prior written notice as soon as possible to the Company (provided that such written notice shall not be required for ordinary course disclosures pursuant to requests by bank regulators and examiners or to the extent prohibited by law or legal process), be disclosed by us or our representatives, in any manner whatsoever, in whole or in part, and will not be used by us or our representatives directly or indirectly for any purpose other than evaluating a Transaction.  Moreover, we agree to transmit the Information only to those representatives who need to know the Information for the purpose of evaluating a Transaction, who are informed by us of the confidential nature of the Information and who are provided with a copy of this Confidentiality Agreement (this “Agreement”) and agree to be bound by the terms of this Agreement.  We will be responsible for any breach of this Agreement by our representatives.

2.             Without the Company’s prior written consent, we and our representatives will not disclose to any other person the fact that the Information has been made available, that discussions or negotiations are taking place concerning a possible transaction involving us and the Company or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except as required by law (including to bank regulators and examiners) and then only with prior written notice as soon as possible to the Company (provided that such written notice shall not be required for ordinary course disclosures pursuant to requests by bank regulators and examiners or to the extent prohibited by law or legal process). The term “person” as used in this letter shall be interpreted to include, without limitation, the media and any corporation, company, group, partnership or individual.

3.             The Information and all copies thereof will be destroyed or returned immediately, without retaining any copies thereof, (a) if we do not within a reasonable time proceed with a Transaction or (b) at any earlier time that the Company so requests; provided that we may retain copies of Information as required by law (including bank regulations), pursuant to our customary document retention policies or in back-up tapes or similar electronic form. Notwithstanding the return or destruction of the Information, we and our representatives will continue to be bound by our obligations hereunder.

4.             This Agreement shall be inoperative as to such portions of the Information which (a) are or become generally available to the public other than as a result of a disclosure by us or our representatives; (b) become available to us on a nonconfidential basis from a source other than the Company or one of its representatives which has represented to us that it is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to any portion of the Information; or (c) were known to us on a nonconfidential basis prior to its disclosure to us by the Company or one of its representatives.

5.             We understand that the Company has endeavored to include in the Information those materials which are believed to be reliable and relevant for the purpose of our evaluation, but we acknowledge that the Company and its representatives make no representation or warranty as to the accuracy or completeness of the Information. We agree that the Company and its representatives shall have no liability to us or to any of our representatives as a result of the use of the Information by us and our representatives, it being understood that only those particular representations and warranties which may be made by the Company in a definitive agreement, when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement, shall have any legal effect.  We further agree that unless and until a definitive agreement regarding a Transaction has been executed, neither we nor the Company will be under any legal obligation of any kind whatsoever with respect to any Transaction by virtue of this Agreement except for the matters specifically agreed to herein. We acknowledge and agree that the Company reserves the right to exercise its consent rights under the Credit Agreement (such consent not to be unreasonably withheld or delayed).

6.             In the event that we or anyone to whom we transmit the Information pursuant to this Agreement are requested or become legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Information, we will (so long as not prohibited by law or legal process) provide the Company with prompt written notice so that the Company may seek (with our cooperation, if so requested by the Company) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions of this Agreement, we will furnish only that portion of the Information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

7.             We acknowledge that we are aware, and we will advise our representatives who receive Information, that the U.S. securities laws restrict any person who has material, non-public information concerning the Company from purchasing or selling securities of the Company (and options, warrants and rights relating thereto).

8.             We agree that the Company shall be entitled to equitable relief, including injunction and specific performance, in the event of any actual or threatened breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by us or our representatives but shall be in addition to all other remedies available at law or equity.

9.             It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

10.           This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

Very truly yours,

[NAME OF INFORMATION RECIPIENT]

By:

EXHIBIT F TO

CREDIT AGREEMENT

TERMS AND CONDITIONS OF SUBORDINATED INDEBTEDNESS

Subordination Provisions

(a)           General.  This [                  ], including all principal, interest, fees, costs, enforcement expense (including legal fees and disbursements), and any other reimbursement and indemnity obligations created or evidenced by this [                    ], or any prior, concurrent or subsequent notes, instruments, or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of [the Payee] (“Subordinated Debt”) and any and all documents or instruments evidencing, guaranteeing or securing directly or indirectly any of the foregoing, whether now existing or hereafter created (“Subordinated Documents”), shall be and hereby are subordinated and the payment thereof is deferred until the full and final payment in cash of the Senior Debt, whether now or hereafter incurred or owed by the Maker.  Notwithstanding the immediately preceding sentence, the Maker shall be permitted to pay, and [the Payee] shall be permitted to receive, any regularly scheduled payment of interest or principal on this [              ], so long as at the time of such payment, such payment is permitted and no default or event of default has occurred and is continuing, in each case under the terms and provisions of any Senior Debt or would occur after giving effect thereto.

(b)           Enforcement.  [The Payee] will not take or omit to take any action or assert any claim with respect to the Subordinated Debt or otherwise which is inconsistent with the provisions of this Section [      ]. Without limiting the foregoing, [the Payee] will not assert, collect or enforce the Subordinated Debt or any part thereof or take any action to foreclose or realize upon the Subordinated Debt or any part thereof or enforce any of the Subordinated Documents except (i) in each such case as necessary, so long as no default or event of default has occurred and is then continuing under the terms and provisions of any Senior Debt or would occur after giving effect thereto, to collect any sums expressly permitted to be paid by the Maker pursuant to Section [    ](a) above or (ii) to the extent (but only to such extent) that the commencement of a legal action may be required to toll the running of any applicable statute of limitations. Until the Senior Debt has been finally paid in full in cash, [the Payee] shall not have any right of subrogation, reimbursement, restitution, contribution or indemnity whatsoever from any assets of the Maker or any guarantor of or provider of collateral security for any Senior Debt. [The Payee] further waives any and all rights with respect to marshalling.

(c)           Payments Held in Trust. [The Payee] will hold in trust and immediately pay over to the holders of Senior Debt, in the same form of payment received, with appropriate endorsements, for application to the Senior Debt, any cash (or cash equivalent) amount that the Maker pays to [the Payee] with respect to the Subordinated Debt, or as collateral for the Senior Debt any other assets of the Maker that [the Payee] may receive with respect to Subordinated Debt, in each case except with respect to payments expressly permitted pursuant to Section [    ](a) above.

(d)           Defense to Enforcement. If [the Payee], in contravention of the terms of this [            ], shall commence, prosecute or participate in any suit, action or proceeding against the Maker, then the Maker may interpose as a defense or plea the agreements in this [          ], and any holder of Senior Debt may intervene and interpose such defense or plea in its name or in the name of the Maker. If [the Payee], in contravention of the terms of this [                ], shall attempt to collect any of the Subordinated Debt or enforce any of the Subordinated Documents, then any holder of Senior Debt or the Maker may, by virtue of this Agreement, restrain the enforcement thereof in the name of any holder of Senior Debt or in the name of the Maker. If [the Payee], in contravention of the terms of this Agreement, obtains any cash or other assets of the Maker as a result of any administrative, legal or equitable actions, or otherwise, [the Payee] agrees forthwith to pay, deliver and assign to the holders of Senior Debt, with appropriate endorsements, any such cash (or cash equivalent) for application to the Senior Debt and any such other assets as collateral for the Senior Debt.

(e)           Bankruptcy, Etc.

(i)            At any meeting of creditors of the Maker or in the event of any case or proceeding, voluntary or involuntary, for the distribution, division or application of all or part of the assets of the Maker or the proceeds thereof, whether such case or proceeding be for the liquidation, dissolution or winding up of the Maker or its business, a receivership, insolvency or bankruptcy case or proceeding, an assignment for the benefit of creditors or a proceeding by or against the Maker for relief under the federal Bankruptcy Code or any other bankruptcy, reorganization or insolvency law or any other law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension or marshalling of assets or otherwise, the holders of Senior Debt are hereby irrevocably authorized at any such meeting or in any such proceeding to receive or collect any cash or other assets of the Maker distributed, divided or applied by way of dividend or payment, or any securities issued on account of any Subordinated Debt, and apply such cash to or hold such other assets or securities as collateral for the Senior Debt, and to apply to the Senior Debt any cash proceeds of any realization upon such other assets or securities that the holders of Senior Debt elect to effect, until all of the Senior Debt shall have been paid in full in cash.

(ii)           Notwithstanding the foregoing provisions of Section[      ](e)(i) above, [the Payee] shall be entitled to receive and retain any securities of the Maker or any other corporation or other entity provided for by a plan of reorganization or readjustment provided that: (x) the payment of such securities is subordinate, at least to the extent provided in this [                    ] with respect to Subordinated Debt, to the payment of all Senior Debt under any such plan of reorganization or readjustment, (y) the rights of the holders of the Senior Debt are not, without the consent of such holders, altered or impaired by such arrangement, reorganization or readjustment, and (z) all other terms of such arrangement, reorganization or readjustment are acceptable to the holders of Senior Debt.

(iii)          [[The Payee] undertakes and agrees for the benefit of each holder of Senior Debt to execute, verify, deliver and file any proof of claim, consent, assignment or other instrument which any holder of Senior Debt may at any time require in order to prove and realize upon any right or claim pertaining to the Subordinated Debt and to effectuate the full benefit of the subordination contained herein; and upon failure of [the Payee] so to do prior to 30 days before the expiration any such holder of Senior Debt shall be deemed irrevocably appointed the agent and attorney-in-fact of [the Payee] to execute, verify, deliver and file any such proof of claim, consent, assignment or other instrument.](11)

(iv)          At any such meeting of creditors or in the event of any such case or proceeding, [the Payee] shall not vote with respect to any plan of partial or complete liquidation, reorganization, arrangement, composition or extension, or take any other action in any way so as to contest (i) the validity of any Senior Debt or any collateral therefor or guaranties thereof, (ii) the relative rights and duties of any holders of any Senior Debt established in any instruments or agreements creating or evidencing any of the Senior Debt with respect to any of such collateral or guaranties or (iii) [the Payee]’s obligations and agreements set forth in this Agreement.

(f)            Freedom of Dealing. [The Payee] agrees that the Maker may, from time to time and at any time, incur additional Senior Debt as it deems necessary, appropriate or desirable in its sole discretion. [The Payee] agrees, with respect to any and all Senior Debt and any and all collateral therefor or guaranties thereof, that the Maker and the holders of Senior Debt may agree to increase the amount of any Senior Debt or otherwise modify the terms of any Senior Debt, and the holders of Senior Debt may grant extensions of the time of payment or performance to and make compromises, including releases of collateral or guaranties, and settlements with the Maker and all other persons, in each case without the consent of [the Payee] and without affecting the agreements of [the Payee] contained in this [              ]; provided, however, that nothing contained in this Section [      ](f) shall constitute a waiver of the right of the Maker itself to agree to or consent to a settlement or compromise of a claim which any holder of Senior Debt may have against the Maker.

(g)           Sale of Subordinated Debt. [The Payee] will not, at any time while this Agreement is in effect, sell, transfer, pledge, assign, hypothecate or otherwise dispose of any Subordinated Debt to any person other than a person who agrees in a writing, satisfactory in form and substance to the Maker and the holders of a majority of the then outstanding principal amount of Senior Debt, to be bound by all of the obligations of [the Payee] hereunder. In the case of any such disposition by [the Payee], [the Payee] will use its best efforts to notify each holder of Senior Debt at least 10 days prior to the date of any of such intended disposition.

(h)           Continuation of Subordination.  To the extent that the Maker or any guarantor of or provider of collateral for the Senior Debt makes any payment on the Senior Debt that is subsequently invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause (such payment being hereinafter referred to as a “Voided Payment”), then to the extent of such Voided Payment, that portion of the Senior Debt that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect (and continue to have the benefit of the subordination provisions hereof) as if

(11) This clause (iii) shall only be required for Subordinated Payment Notes issued on or after the Closing Date.

such Voided Payment had never been made. To the extent that [the Payee] has received any payments with respect to Subordinated Debt subsequent to the date of the initial receipt of such Voided Payment by a holder of Senior Debt and such payments have not been invalidated, declared to be fraudulent or preferential or set aside or required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, [the Payee] shall be obligated and hereby agrees that any such payment so made or received shall be deemed to have been received in trust for the benefit of the recipient of the Voided Payment, and [the Payee] hereby agrees to pay to the recipient of the Voided Payment, upon demand, the full amount so received by [the Payee] during such period of time to the extent necessary fully to restore to the recipient of the Voided Payment the amount of such Voided Payment.

(i)            Continuing Agreement.  The provisions of this Section [    ] constitute a continuing agreement and shall be binding upon the Maker and [the Payee] and their successors and assigns, and inure to the benefit of and be enforceable by each holder of Senior Debt and their successors, transferees and assigns.

For purposes of these subordination provisions, Senior Debt would be defined as follows:

“Senior Debt” means (i) all indebtedness of the Maker for or relating to money borrowed from banks or other institutional lenders or evidenced by a note, bond, debenture or similar instrument and financing leases, including any extension or renewals thereof, whether outstanding on the date hereof or hereafter created or incurred, which is not by its terms subordinate and junior to or on a parity with the [                  ]s, (ii) all guaranties by the Maker, which are not by their terms subordinate and junior to or on a parity with the [              ]s, of indebtedness of any subsidiary if such indebtedness would have been Senior Debt pursuant to the provisions of clause (i) of this sentence had it been indebtedness of the Maker, (iii) all obligations of the Maker in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of the Maker, and (iv) all obligations of the Maker in connection with an interest rate swap, cap or collar agreement or similar arrangement between the Maker and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies, in each case including all principal, interest (including, without limitation, any interest accruing subsequent to the commencement of bankruptcy, insolvency or similar proceedings with respect to the Maker, whether or not such interest is allowable as a claim in any such proceeding), fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations created or evidenced by any prior, concurrent, or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating to any of the foregoing. Senior Debt shall expressly include any and all interest accruing and out-of-pocket costs or expenses incurred after the date of any filing by or against the Maker of any petition under the federal Bankruptcy Code or any other bankruptcy, insolvency, or reorganization act regardless of whether the claim of any holder of Senior Debt therefor is allowed or allowable in the case or proceeding relating thereto.

EXHIBIT G TO

CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                , 20

To:          Bank of America, N.A., as Administrative Agent,

and the Lenders under the Credit Agreement referred to below

Ladies and Gentlemen:

Please refer to the Fourth Amended and Restated Credit Agreement dated as of January 12, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined) among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), various financial institutions and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [                                      ] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.1(a) of the Credit Agreement for the fiscal year ended as of the Financial Statement Date specified above (the “Statement Date”), together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.1(b) of the Credit Agreement for the fiscal quarter ended as of the Financial Statement Date specified above (the “Statement Date”).  Such financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the period covered by the attached financial statements with a view to determining whether during such period the Borrower performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned no Default exists.]

G-1

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

3.             Schedule 2 sets forth a true and accurate calculation of each of the financial covenants set forth on Section 7.1 of the Credit Agreement as of the Statement Date.

4.             Schedule 3 describes any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

5.             Schedule 4 sets forth a listing for each Investment Firm of its aggregate assets under management as of the Statement Date.

6.             Schedule 5 sets forth a listing of all Acquisitions of new Investment Firms consummated during the most recently ended fiscal quarter for which more than $50,000,000 but less than $150,000,000 in aggregate consideration (including any non-cash consideration) was paid, together with all documents required pursuant to Section 6.2(e) of the Credit Agreement.

7.             Schedule 6 sets forth a listing of all Acquisitions of new Investment Firms consummated during the most recently ended fiscal quarter for which less than $50,000,000 in aggregate consideration (including any non-cash consideration) was paid.

8.             Schedule 7 sets forth a listing of all Acquisitions of additional Capital Stock of any existing Investment Firm consummated during the most recently ended fiscal quarter.

9.             Schedule 8 sets forth a listing of all acquisitions of incremental equity interests of any entity that is at the time of the acquisition of such interests already the subject of a pledge consummated during the most recently ended fiscal quarter.

10.           Schedule 9 sets forth a calculation of Indebtedness and Liens permitted pursuant to Section 7.2 and Section 7.3(i) of the Credit Agreement.

11.           Schedule 10 sets forth a calculation of all asset sales made after the Closing Date pursuant to Section 7.5(d) of the Credit Agreement .

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             , 20    .

AFFILIATED MANAGERS GROUP, INC.

By:
Name:
Title:

G-2

EXHIBIT H TO

CREDIT AGREEMENT

FORM OF BORROWING NOTICE

Date:                , 20

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Please refer to the Fourth Amended and Restated Credit Agreement dated as of January 12, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined) among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), various financial institutions and Bank of America, N.A., as Administrative Agent.

[A.          The Borrower hereby requests a borrowing of Revolving Loans:

1.             Comprised of [Eurodollar][ABR] Loans.

2.             In the amount of $                      .

3.             On [specify Borrowing Date].

4.             For Eurodollar Loans:with an Interest Period of            [months][weeks].]

[B.           The Borrower hereby requests a borrowing of the Swingline Loans:

1.             In the amount of $                      .

2.             On [specify Borrowing Date].

The Borrower hereby represents and warrants that the conditions specified in Sections 5.2(a) and (b) shall be satisfied on and as of the Borrowing Date.

AFFILIATED MANAGERS GROUP, INC.

By:
Name:
Title:

H-1

EXHIBIT I TO

CREDIT AGREEMENT

FORM OF CONVERSION/CONTINUATION NOTICE

Date:                , 20

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Please refer to the Fourth Amended and Restated Credit Agreement dated as of January 12, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined) among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), various financial institutions and Bank of America, N.A., as Administrative Agent.

[FOR CONVERSIONS]

The Borrower hereby requests a conversion of Revolving Loans comprised of [Eurodollar][ABR] Loans:

1.             On [specify conversion date].

[2.            Such Revolving Loans are to be converted into [ABR][Eurodollar] Loans. ]

3.             The aggregate amount of Revolving Loans to be converted is $                .

4.             [For conversion into Eurodollar Loans only] The Interest Period for such Eurodollar Loans shall be            [months][weeks].

[FOR CONTINUATIONS]

The Borrower hereby requests a continuation of Revolving Loans comprised of Eurodollar Loans:

1.             On [specify continuation date].

2.             The Interest Period for such continued Eurodollar Loans shall be            [months][weeks].

The Borrower hereby certifies that no Event of Default exists.(12)

(12) This certification is applicable to conversions to Eurodollar Loans and continuations of Eurodollar Loans.

I-1

AFFILIATED MANAGERS GROUP, INC.

By:
Name:
Title:

I-2

EXHIBIT J TO

CREDIT AGREEMENT

FORM OF JOINDER AGREEMENT

[Date]

Bank of America, N.A., as Administrative Agent

under the Credit Agreement referred to below

Attention:

Ladies/Gentlemen:

Please refer to the Fourth Amended and Restated Credit Agreement dated as of January 12, 2011 (as amended or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, various financial institutions and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

In connection with the increase in the Aggregate Commitments from $                     to $                     pursuant to Section 2.3 of the Credit Agreement, the undersigned confirms that it has agreed to become a Lender under the Credit Agreement with a Commitment of $                     effective on                          , 20     (the “Increase Effective Date”).

The undersigned (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements delivered by the Borrower pursuant to the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Lender under the Credit Agreement; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

The undersigned represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Joinder Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; and (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery of this Joinder Agreement or the performance of its obligations as a Lender under the Credit Agreement.

The undersigned agrees to execute and deliver such other instruments, and take such other actions, as the Administrative Agent or the Borrower may reasonably request in connection with the transactions contemplated by this Joinder Agreement.

The following administrative details apply to the undersigned:

(A)	Notice Address:

Legal name:
Address:

Attention:
Telephone: ( )
Facsimile: ( )

(B)	Payment Instructions:

Account No.:
At:

Reference:
Attention:

The undersigned acknowledges and agrees that, on the date on which the undersigned becomes a Lender under the Credit Agreement as set forth in the second paragraph hereof, the undersigned (a) will be bound by the terms of the Credit Agreement as fully and to the same extent as if the undersigned were an original Lender under the Credit Agreement and (b) will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

This Joinder Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Joinder Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Joinder Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.  THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Very truly yours,

[NAME OF NEW LENDER]

By:
Name:
Title:

Acknowledged and consented to as of , 20

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Acknowledged and consented to as of , 20

AFFILIATED MANAGERS GROUP, INC., as Borrower

By:
Name:
Title:

EXHIBIT K TO

CREDIT AGREEMENT

FORM OF

SUBSIDIARY GUARANTY

This SUBSIDIARY GUARANTY dated as of                         , 20     (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made by the parties signatory hereto (each a “Guarantor” and collectively, the “Guarantors”) in favor of Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the Lenders (as defined below) under the Fourth Amended and Restated Credit Agreement dated as of January 12, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Affiliated Managers Group, Inc. (the “Borrower”), various financial institutions (the “Lenders”) and the Administrative Agent.

WITNESSETH:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans (as defined in the Credit Agreement) to the Borrower;

WHEREAS, each Guarantor will benefit from the making of the Loans and is willing to guaranty the Guaranteed Obligations (as defined below); and

NOW, THEREFORE, each Guarantor agrees with the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, as follows:

1.             Definitions and Interpretation. (a) Unless otherwise defined herein, capitalized terms used herein have the respective meanings given to them in the Credit Agreement.

(a)         The following terms shall have the following meanings:

“Guaranteed Obligations” means the collective reference to all Obligations, including all unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent and the Lenders (including interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, that may arise under, out of or in connection with the Credit Agreement, any Loan Document or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower or any other Loan Party pursuant to the terms of the Credit Agreement or any other Loan Document).

(b)        The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section references are to this Guaranty unless otherwise specified.

(c)         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)        The term “including” is not limiting and means “including without limitation”.

2.             Guarantee. (a) Each Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations (other than payment) which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. The obligations of each Guarantor under this Guaranty shall be limited to the maximum amount of the Guaranteed Obligations that such Guarantor may guaranty without rendering its obligations under this Guaranty void or voidable with respect to such Guarantor under any fraudulent conveyance or fraudulent transfer law.

(b)        To the extent permitted by law, the guaranty hereunder shall be construed as a continuing, absolute and unconditional and irrevocable guaranty of payment without regard to (i) the validity or unenforceability of the Credit Agreement or any other Loan Document, any of the Guaranteed Obligations or any collateral security therefor or other guaranty or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Lender; (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower or any Guarantor or any other Person against the Administrative Agent or any Lender or any other Person, (iii) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under any Loan Document, (iv) any modification or amendment of or supplement to this Guaranty, any other Loan Document, (v) any release, impairment or invalidity of any other guaranty for the Guaranteed Obligations (or any portion thereof), (vi) any change in the corporate existence, structure or ownership of the Borrower or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or the Borrower’s assets or any resulting release or discharge of any obligation of the Borrower contained in the Credit Agreement, any other Loan Document or (vii) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Guarantor), other than payment in full of the Guaranteed Obligations, that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Guaranteed Obligations, or of any Guarantor under this Guaranty, in bankruptcy or in any other instance.

(c)         Each Guarantor’s obligations hereunder shall remain in full force and effect until the Commitments have terminated and all Guaranteed Obligations have been paid in full in cash. If at any time any payment of principal, interest or any other amount payable by the Borrower under or in connection with the Credit Agreement, any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower, any other Person or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

(d)        Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Person.

(e)         Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of any of the Administrative Agent or any Lender) is imposed upon such Guarantor with respect to any amount payable by it hereunder, the Guarantor will pay to the Administrative Agent for the benefit of the Persons entitled thereto, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable the such Person to receive the same net amount which such Person would have received on such due date had no such obligation been imposed upon the Guarantor. For the avoidance of doubt, Guaranteed Obligations hereunder are subject to the Borrower’s right to set-off or counterclaim and deduct for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature imposed by any jurisdiction or to withhold additional amounts requested by Lenders, in each case, pursuant to the Credit Agreement or any other Loan Document as if such Guaranteed Obligations were being paid directly by the Borrower. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

(f)         Notwithstanding any payment made by or for the account of the Borrower pursuant to this Section, no Guarantor shall be subrogated to any right of the Administrative Agent or any Lender, or have any right to obtain reimbursement from the Borrower, until such time as the Administrative Agent and the Lenders shall have received final payment in cash of the full amount of the Guaranteed Obligations and the Commitments shall have terminated.

(g)        If acceleration of the time for payment of any amount payable by the Borrower under the Credit Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent.

3.             Notices. All notices, requests and demands hereunder shall be given, and shall be deemed received, in accordance with the provisions of Section 10.2 of the Credit Agreement. Each Guarantor (a) irrevocably designates the Borrower as its agent to receive any such notice, request or demand and (b) agrees that any notice received, or deemed received, by the Borrower shall conclusively be deemed to have been received by such Guarantor.

4.             Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.             Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantors and the Administrative Agent.

(b)        Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to clause (a) above), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such Lender would otherwise have on any future occasion.

(c)         The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

(d)        One or more additional Persons may become parties hereto from time to time, as described in and in accordance with the Credit Agreement, by executing and delivering to the Administrative Agent a counterpart signature page hereof. Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all of the terms of, this Guaranty.

6.             Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.             Successors and Assigns. This Guaranty shall be binding upon the Guarantors and their-respective successors and assigns and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns.

8.             GOVERNING LAW.   THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.             Submission to Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a)         submits for itself and its property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect hereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)        agrees that any such action or proceeding may be brought in (or removed to) such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)         agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor in care of the Borrower at its address provided in Section 10.2 of the Credit Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)        agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or limit the right to sue in any other jurisdiction; and

(e)         waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.           WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, EACH GUARANTOR AND (BY ACCEPTING THE BENEFITS HEREOF) THE ADMINISTRATIVE AGENT FOR ITSELF AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.           Counterparts; Integration; Effectiveness.  This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guaranty and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier (or electronic mail (in PDF format)) shall be effective as delivery of a manually executed counterpart of this Guaranty.

IN WITNESS WHEREOF, the undersigned have caused this Subsidiary Guaranty to be duly executed and delivered as of the date first above written.

[LIST GUARANTORS]

Additional signature page for the Subsidiary Guaranty dated as of                       , 20     issued by various subsidiaries of Affiliate Managers Group, Inc. (the “Borrower”) in favor of Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) under the Fourth Amended and Restated Credit Agreement dated as of January 12, 2011 among the Borrower, various financial institutions, and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time).

The undersigned is executing a counterpart hereof for purposes of becoming a party hereto:

[NAME OF SUBSIDIARY]

By:
Name:
Title:

SCHEDULE I

LENDER COMMITMENTS/LOANS

Lenders	Commitment	Commitment Percentage
Bank of America, N.A.	$82,000,000	10.933333333%
Citibank, N.A.	$72,000,000	9.600000000%
Deutsche Bank AG New York Branch	$72,000,000	9.600000000%
JPMorgan Chase Bank, N.A.	$72,000,000	9.600000000%
RBS Citizens, N.A.	$72,000,000	9.600000000%
US Bank N.A.	$60,000,000	8.000000000%
The Bank of New York Mellon	$50,000,000	6.666666667%
Credit Suisse AG, Cayman Islands Branch	$50,000,000	6.666666667%
The Bank of Nova Scotia	$50,000,000	6.666666667%
Union Bank, N.A.	$50,000,000	6.666666667%
The Huntington National Bank	$35,000,000	4.666666667%
Wells Fargo Bank, National Association	$35,000,000	4.666666667%
Chang Hwa Commercial Bank, Ltd., New York Branch	$20,000,000	2.666666666%
First Commercial Bank Ltd., New York Branch	$20,000,000	2.666666666%
E.Sun Commercial Bank Ltd., Los Angeles Branch	$10,000,000	1.333333333%
Total	$750,000,000	100.000000000%

SCHEDULES

TO

CREDIT AGREEMENT

(other than schedule I)

Terms used herein and not defined herein have the meaning ascribed thereto in the Credit Agreement to which these Schedules are attached.

Inclusion of any item in these Schedules is neither an admission nor an acknowledgment of such item’s materiality nor an admission or an acknowledgment that such item has had or could or would or could reasonably be expected to have a Material Adverse Effect or is outside the ordinary course of business of the Borrower or its Subsidiaries. Certain items included in these Schedules may not technically be required by the language of the specific representation or warranty, but are being included for informational purposes.

Each document or agreement referenced in these Schedules has been made available to the Administrative Agent and the Lenders or their counsel. References to an agreement include references to that agreement as amended through the date hereof.

Schedule 4.1

Financial condition

1.            On December 3, 2010, the Borrower completed its acquisition of a majority equity interest in Trilogy Global Advisors, LLC.

Schedule 4.2

Certain Changes

None.

Schedule 4.9

Taxes

None.

Schedule 4.13

SCHEDULE OF SUBSIDIARIES AND OTHER OWNERSHIP INTERESTS

(in alphabetical order)

WHOLLY OWNED SUBSIDIARIES OF THE BORROWER

1588153 Ontario Limited, an Ontario corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., and AMG Canada Corp.)

4444582 Canada Inc., a Canada corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., and AMG Canada Corp.)

9106-6001 Quebec Inc., a Quebec corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., AMG Canada Corp., and 1588153 Ontario Limited)

AA Portfolio Management Limited, a Cayman Islands exempted company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Affiliated Managers Group (Hong Kong) Limited, a limited company incorporated in Hong Kong (through AMG Global, Inc.)

Affiliated Managers Group Limited, a limited company incorporated in the United Kingdom (through AMG New York Holdings Corp.)

Affiliated Managers Group Pty Ltd, a limited company incorporated in Australia (through AMG New York Holdings Corp.)

AKH Holdings LLC, a Delaware limited liability company

AMG Boston Holdings, LLC, a Delaware limited liability company

AMG Canada Corp., a Nova Scotia corporation (through AMG/North America Holding Corp. and AMG/FAMI Investment Corp.)

AMG Canada Holdings LLC, a Delaware limited liability company (through AMG/North America Holding Corp.)

AMG FL Holdings, LLC, a Delaware limited liability company

AMG Genesis, LLC, a Delaware limited liability company (through AMG New York Holdings Corp.)

AMG Global, Inc., a Delaware corporation

AMG London Holdings Corp., a Delaware corporation

AMG New York Holdings Corp., a Delaware corporation

AMG Northeast Holdings, Inc., a Delaware corporation

AMG Northeast Investment Corp., a Delaware corporation (through AMG Northeast Holdings, Inc.)

AMG PA Holdings Partnership (formerly known as E.C. Rorer Partnership), a Delaware general partnership (through AMG Northeast Holdings, Inc.)

AMG Plymouth UK Holdings (1) Limited, a limited company incorporated in England and Wales (through AMG London Holdings Corp.)

AMG Properties LLC, a Delaware limited liability company

AMG Renaissance Holdings LLC, a Delaware limited liability company

AMG WF Holdings LLC, a Delaware limited liability company

AMG/FAMI Investment Corp., a Nova Scotia corporation (through AMG/North America Holding Corp.)

AMG/Midwest Holdings, Inc., a Delaware corporation

AMG/Midwest Holdings, LLC, a Delaware limited liability company (through AMG/Midwest Holdings, Inc.)

AMG/North America Holding Corp., a Delaware corporation

AMG/TBC Holdings, Inc., a Delaware corporation

Arrow Acquisition LLC, a Delaware limited liability company (through AMG New York Holdings Corp.)

BMCM Acquisition, LLC, a Delaware limited liability company (through AMG New York Holdings Corp.)

Bowman Partners GP Co., a Cayman Islands exempted company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Catalyst Acquisition II, Inc., a Delaware corporation

Channel Ventures GP Limited, a Cayman Islands exempted company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Chicago Acquisition, LLC, a Delaware limited liability company (through AMG/Midwest Holdings, Inc.)

Cinegate Financial Services Inc., an Ontario corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., and AMG Canada Corp.)

Cinegate Production Management Services 2001 Inc., a Canada corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., AMG Canada Corp., and FIAMI Production Management Services 2001 Inc.)

El-Train Acquisition LLC, a Delaware limited liability company (through AMG New York Holdings Corp.)

FA (DE) Acquisition Company, LLC, a Delaware limited liability company

FA (WY) Acquisition Company, Inc., a Delaware corporation

FCMC Holdings LLC, a Delaware limited liability company

FIAMI Production Management Services 2001 Inc., a Canada corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., and AMG Canada Corp.)

First Asset Capital Management (III) Inc., an Ontario corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., AMG Canada Corp., and First Asset Resources Inc.)

First Asset Resources Inc., an Ontario corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., and AMG Canada Corp.)

First Quadrant Corp., a New Jersey corporation (through First Quadrant Holdings, LLC)

First Quadrant Holdings, LLC, a Delaware limited liability company

HWL Holdings Corp. (formerly known as SKYLP Holdings, Inc.), a Delaware corporation

Klee Asia I GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Klee Europe I GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Klee Europe II GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Klee USA I GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Klee USA II GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

LTEIP GP Holdings, LLC, a Delaware limited liability company

LTEIP LP Holdings, LLC, a Delaware limited liability company

Manor LLC, a Delaware limited liability company

Monteverdi GP Limited, a limited company incorporated in Scottland (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, and Pantheon Holdings Limited)

Odin GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

PAIF GP Limited, a Cayman Islands exempted company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Pantheon (US) LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Pantheon Capital (Asia) Limited, a limited company incorporated in Hong Kong (through AMG London Holdings Corp.)

Pantheon Global Co-investment Opportunities GP Ltd, a Cayman Islands exempted company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Pantheon GP Limited, a limited company incorporated in England and Wales (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, and Pantheon Holdings Limited)

Pantheon Holdings Limited, a limited company incorporated in England and Wales (through AMG London Holdings Corp. and AMG Plymouth UK Holdings (1) Limited)

Pantheon KSA GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Pantheon Lille GP Limited, a limited company incorporated in Scottland (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, and Pantheon Holdings Limited)

Pantheon Ventures (Guernsey) Limited, a Guernsey corporation (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, and Pantheon Holdings Limited)

Pantheon Ventures (Scotland) GP Limited, a limited company incorporated in Scottland (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, and Pantheon Holdings Limited)

Pantheon Ventures Inc., a California corporation (through AMG London Holdings Corp.)

Pantheon Ventures Limited, a limited company incorporated in England and Wales (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, and Pantheon Holdings Limited)

Papillon GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

PASIA V GP Limited, a limited company incorporated in Guernsey (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, Pantheon Holdings Limited, and Pantheon Ventures (Guernsey) Limited)

PEURO V GP Limited, a limited company incorporated in Guernsey (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, Pantheon Holdings Limited, and Pantheon Ventures (Guernsey) Limited)

PEURO VI GP Limited, a limited company incorporated in Guernsey (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, Pantheon Holdings Limited, and Pantheon Ventures (Guernsey) Limited)

PGIF GP Limited, a limited company incorporated in Guernsey (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, Pantheon Holdings Limited, and Pantheon Ventures (Guernsey) Limited)

PGSF III GP Limited, a limited company incorporated in Guernsey (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, Pantheon Holdings Limited, and Pantheon Ventures (Guernsey) Limited)

PGSF III Limited, a limited company incorporated in Guernsey (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, Pantheon Holdings Limited, and Pantheon Ventures (Guernsey) Limited)

PGSF IV Feeder GP Limited, a limited company incorporated in England and Wales (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, and Pantheon Holdings Limited)

PGSF IV GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Prides Crossing Holdings LLC, a Delaware limited liability company

PUSA VIII Feeder GP Limited, a limited company incorporated in England and Wales (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, and Pantheon Holdings Limited)

Quartet Capital Corporation, an Ontario corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., and AMG Canada Corp.)

Red Mile Syndication Inc., an Ontario corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., AMG Canada Corp., and FIAMI Production Management Services 2001 Inc.)

SCP GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Shamrock GP Limited, a limited company incorporated in Guernsey (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, Pantheon Holdings Limited, and Pantheon Ventures (Guernsey) Limited)

SPO GP LLC, a Delaware limited liability company (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, Pantheon Holdings Limited, Pantheon Ventures (Guernsey) Limited, and Shamrock GP Limited)

TimesSquare Manager Member, LLC, a Delaware limited liability company (through AMG Northeast Holdings, Inc. and AMG Northeast Investment Corp.)

Titan NJ GP Holdings, Inc., a Delaware corporation

Titan NJ LP Holdings, LLC, a Delaware limited liability company

TMF Corp., a Delaware corporation

Topspin Acquisition, LLC, a Delaware limited liability company

Trident NYC Acquisition, LLC, a Delaware limited liability company

Welch & Forbes, Inc., a Massachusetts corporation

ENTITIES THAT ARE NOT WHOLLY-OWNED AND IN WHICH THE BORROWER HAS A MAJORITY INTEREST (DIRECT AND INDIRECT)

Advantage Outsourcing Solutions, LLC, a Delaware limited liability company (through AMG Northeast Holdings, Inc., AMG PA Holdings Partnership, and Rorer Asset Management, LLC)

Arrow Bidco Limited, a limited company incorporated in the United Kingdom (through AMG New York Holdings Corp. and Arrow Acquisition LLC)

Artemis Asset Management Limited, a limited company incorporated in the United Kingdom (through AMG New York Holdings Corp., Arrow Acquisition LLC, and Arrow Bidco Limited)

Artemis Fund Managers Limited, a limited company incorporated in the United Kingdom (through AMG New York Holdings Corp., Arrow Acquisition LLC, Arrow Bidco Limited, Artemis Asset Management Limited, Artemis Investment Management Limited, Artemis Strategic Asset Management Limited, and Artemis Investment Management LLP)

Artemis Strategic Asset Management Limited, a limited company incorporated in the United Kingdom (through AMG New York Holdings Corp., Arrow Acquisition LLC, Arrow Bidco Limited, and Artemis Asset Management Limited)

Artemis Investment Management LLP, an England Limited Liability Corporation, (through AMG New York Holdings Corp., Arrow Acquisition LLC, Arrow Bidco Limited, Artemis Asset Management Limited, and Artemis Strategic Asset Management Limited)

Aston Asset Management, LP, a Delaware limited partnership (through Manor LLC)

Chicago Equity Partners, LLC, a Delaware limited liability company (through AMG/Midwest Holdings, Inc. and Chicago Acquisition, LLC)

Essex Investment Management Company, LLC, a Delaware limited liability company

First Quadrant, L.P., a Delaware limited partnership (through First Quadrant Holdings, LLC and First Quadrant Corp.)

Foyston, Gordon & Payne Inc., a Canada corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., and AMG Canada Corp.)

Friess Associates of Delaware, LLC, a Delaware limited liability company (through FA (DE) Acquisition Company, LLC)

Friess Associates, LLC, a Delaware limited liability company (through FA (WY) Acquisition Company, Inc.)

Frontier Capital Management Company, LLC, a Delaware limited liability company (through FCMC Holdings LLC)

Frontier Capital Management Incentive, LLC, a Delaware limited liability company

Gannett Welsh & Kotler, LLC (formerly known as Boston Interests, LLC), a Delaware limited liability company (through AMG Boston Holdings, LLC)

Genesis Asset Managers, LLP (formerly known as Genesis Fund Managers, LLP), a Delaware limited liability partnership (through AMG New York Holdings Corp. and AMG Genesis, LLC)

Harding Loevner LP, a Delaware limited partnership (through Titan NJ GP Holdings, Inc. and Titan NJ LP Holdings, LLC)

J.M. Hartwell Limited Partnership, a Delaware limited partnership (through HWL Holdings Corp. and AMG New York Holdings Corp.)

M.J. Whitman LLC, a Delaware limited liability company (through AMG New York Holdings Corp., El-Train Acquisition LLC, and Third Avenue Holdings Delaware LLC)

Managers Distributors, Inc., a Delaware corporation (through TMF Corp. and Managers Investment Group LLC)

Managers Investment Group LLC, a Delaware limited liability company (through TMF Corp.)

New GAML Holdco, Ltd., a Cayman Islands exempted company (through AMG New York Holdings Corp., AMG Genesis, LLC, and Genesis Asset Managers, LLP)

New Millennium Venture Partners Inc., an Ontario corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., and AMG Canada Corp.)

Pantheon Capital Partners GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Pantheon Ventures (HK) LLP, an England and Wales limited liability partnership (through AMG London Holdings Corp. and Pantheon Capital (Asia) Limited) and through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, Pantheon Holdings Limited, Pantheon Ventures Limited and Pantheon Ventures (UK) LLP).

Pantheon Ventures (UK) LLP, an England and Wales limited liability partnership (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, Pantheon Holdings Limited, and Pantheon Ventures Limited)

Pantheon Ventures (US) Holdings LLP, a Delaware limited liability partnership (through AMG London Holdings Corp., AMG Plymouth UK Holdings (1) Limited, Pantheon Holdings Limited, Pantheon Ventures Limited, and Pantheon Ventures (UK) LLP)

Pantheon Ventures (US) LP, a Delaware limited partnership (through AMG London Holdings Corp., Pantheon Ventures Inc., and Pantheon (US) LLC)

PEURO IV GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

PGSF II GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

PGSF III GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Private Debt LLC, a Delaware limited liability company (through AMG New York Holdings Corp., El-Train Acquisition LLC, Third Avenue Holdings Delaware LLC, and M.J. Whitman LLC)

PUSA VI GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

PUSA VII GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

PUSA VIII GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

PVP II GP LLC, a Delaware limited liability company (through AMG London Holdings Corp. and Pantheon Ventures Inc.)

Rorer Asset Management, LLC, a Delaware limited liability company (through AMG Northeast Holdings, Inc. and AMG PA Holdings Partnership)

The Renaissance Group LLC, a Delaware limited liability company

Third Avenue Holdings Delaware LLC, a Delaware limited liability company (through AMG New York Holdings Corp. and El-Train Acquisition LLC)

Third Avenue Management LLC, a Delaware limited liability company (through AMG New York Holdings Corp., El-Train Acquisition LLC, and Third Avenue Holdings Delaware LLC)

TimesSquare Capital Management, LLC, a Delaware limited liability company (through AMG Northeast Holdings, Inc., AMG Northeast Investment Corp., and TimesSquare Manager Member, LLC)

Trilogy Global Advisors, LP, a Delaware limited partnership, (through Trident NYC Acquisition, LLC)

Trilogy Global Advisors UK Holdings Limited, a limited company incorporated in the United Kingdom (through Trident NY Acquisition, LLC and Trilogy Global Advisors, LP)

Trilogy Global Advisors International LLP, a limited liability partnership incorporated in the United Kingdom (through Trident NY Acquisition, LLC, Trilogy Global Advisors, LP and Trilogy Global Advisors International LLP)

Tweedy, Browne Company LLC, a Delaware limited liability company (through AMG/TBC Holdings, Inc.)

Welch & Forbes LLC, a Delaware limited liability company (directly and through Welch & Forbes, Inc.)

ENTITIES IN WHICH THE BORROWER HAS A MINORITY INTEREST (DIRECT AND INDIRECT)

AQR Capital Management Holdings, LLC, a Delaware limited liability company (through Topspin Acquisition, LLC)

AQR Capital Management II, LLC, a Delaware limited liability company (through Topspin Acquisition, LLC and AQR Capital Management Holdings, LLC)

AQR Capital Management, LLC, a Delaware limited liability company (through Topspin Acquisition, LLC and AQR Capital Management Holdings, LLC)

Beutel, Goodman & Company Ltd., a limited company incorporated in Canada (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., AMG Canada Corp., First Asset Resources Inc., and First Asset Capital Management (III) Inc.)

BlueMountain Capital Management, LLC, a Delaware limited liability company (through AMG New York Holdings Corp. and BMCM Acquisition, LLC)

BlueMountain GP Holdings, LLC, a Delaware limited liability company (through AMG New York Holdings Corp. and BMCM Acquisition, LLC)

Deans Knight Capital Management Ltd., a Canada corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., and AMG Canada Corp.)

Fortigent Holdings Company, Inc., a Maryland corporation (through AMG FL Holdings, LLC)

Genesis Investment Management, LLP, a U.K. limited liability partnership (through AMG New York Holdings Corp., AMG Genesis, LLC, and Genesis Asset Managers, LLP)

Long-Term Equity Interests Plan 2010, LP, a Delaware limited partnership (through LTEIP GP Holdings, LLC)

Louisbourg Investments Inc., a New Brunswick corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., AMG Canada Corp., MBI Acquisition Corp., Montrusco Bolton Inc., and Montrusco Bolton Investments Inc.)

Lydian Private Bank, a federal savings association (through AMG FL Holdings, LLC)

MBI Acquisition Corp., a Canada corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., and AMG Canada Corp.)

Montrusco Bolton Focus Global Fund Inc., a Cayman Islands corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., AMG Canada Corp., MBI Acquisition Corp., Montrusco Bolton Inc., and Montrusco Bolton Investments Inc.)

Montrusco Bolton Inc., a Canada corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., AMG Canada Corp., and MBI Acquisition Corp.)

Montrusco Bolton Investments Inc., a Canada corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., AMG Canada Corp., MBI Acquisition Corp., and Montrusco Bolton Inc.)

Tweedy, Browne Incentive LLC, a Delaware limited liability company

VA Partners I, LLC, a Delaware limited liability company (through Catalyst Acquisition II, Inc., ValueAct Holdings GP, LLC, and ValueAct Holdings, L.P.)

VA Partners III, LLC, a Delaware limited liability company (through Catalyst Acquisition II, Inc., ValueAct Holdings GP, LLC, and ValueAct Holdings, L.P.)

VA SmallCap Partners, LLC, a Delaware limited liability company (through Catalyst Acquisition II, Inc., ValueAct Holdings GP, LLC, ValueAct Holdings, L.P., and VA Partners I, LLC)

Value Partners Group Limited, a Cayman Islands exempted company (through AKH Holdings LLC)

ValueAct Capital Management, L.P., a Delaware limited partnership (through Catalyst Acquisition II, Inc., ValueAct Holdings GP, LLC, ValueAct Holdings, L.P., and ValueAct Capital Management, LLC)

ValueAct Capital Management, LLC, a Delaware limited liability company (through Catalyst Acquisition II, Inc., ValueAct Holdings GP, LLC, and ValueAct Holdings, L.P.)

ValueAct Holdings GP, LLC (formerly known as Catalyst GP, LLC), a Delaware limited liability company (through Catalyst Acquisition II, Inc.)

ValueAct Holdings, L.P. (formerly known as Catalyst Holdings, L.P.), a Delaware limited partnership (directly and through Catalyst Acquisition II, Inc. and ValueAct Holdings GP, LLC)

ValueAct SmallCap Management, LLC, a Delaware limited liability company (through Catalyst Acquisition II, Inc., ValueAct Holdings GP, LLC, and ValueAct Holdings, L.P.)

Wilshire Financial Services Inc., an Alberta corporation (through AMG/North America Holding Corp., AMG/FAMI Investment Corp., AMG Canada Corp., and First Asset Resources Inc.)

Schedule 6.8

Subsidiaries

Subsidiary	Subsidiary	Subsidiary Guarantor

1588153 ONTARIO LIMITED	√

4444582 CANADA INC.	√

9106-6001 QUEBEC INC.	√

AA PORTFOLIO MANAGEMENT LIMITED	√

ADVANTAGE OUTSOURCING SOLUTIONS, LLC	√

AFFILIATED MANAGERS GROUP (HONG KONG) LIMITED	√

AFFILIATED MANAGERS GROUP LIMITED	√

AFFILIATED MANAGERS GROUP PTY LTD	√

AKH HOLDINGS LLC	√	√

AMG BOSTON HOLDINGS, LLC	√	√

AMG CANADA CORP.	√

AMG CANADA HOLDINGS LLC	√	√

AMG FL HOLDINGS, LLC	√	√

AMG GENESIS, LLC	√	√

AMG GLOBAL, INC.	√	√

AMG LONDON HOLDINGS CORP.	√	√

AMG NEW YORK HOLDINGS CORP.	√	√

AMG NORTHEAST HOLDINGS, INC.	√	√

AMG NORTHEAST INVESTMENT CORP.	√	√

AMG PA HOLDINGS PARTNERSHIP (F/K/A E.C. RORER PARTNERSHIP)	√	√

AMG PLYMOUTH UK HOLDINGS (1) LIMITED	√

AMG PROPERTIES LLC	√	√

AMG RENAISSANCE HOLDINGS LLC	√	√

AMG WF HOLDINGS LLC	√	√

AMG/FAMI INVESTMENT CORP.	√

AMG/MIDWEST HOLDINGS, INC.	√	√

AMG/MIDWEST HOLDINGS, LLC	√	√

AMG/NORTH AMERICA HOLDING CORP.	√	√

AMG/TBC HOLDINGS, INC.	√	√

ARROW ACQUISITION LLC	√	√

ARROW BIDCO LIMITED	√

ARTEMIS ASSET MANAGEMENT LIMITED	√

ARTEMIS FUND MANAGERS LIMITED	√

ARTEMIS STRATEGIC ASSET MANAGEMENT LIMITED	√

ARTEMIS INVESTMENT MANAGEMENT LLP	√

ASTON ASSET MANAGEMENT, LP	√

BMCM ACQUISITION, LLC	√	√

BOWMAN PARTNERS GP CO.	√

CATALYST ACQUISITION II, INC.	√	√

CHANNEL VENTURES GP LIMITED	√

CHICAGO ACQUISITION, LLC	√	√

CHICAGO EQUITY PARTNERS, LLC	√

CINEGATE FINANCIAL SERVICES INC.	√

CINEGATE PRODUCTION MANAGEMENT SERVICES 2001 INC.	√

EL-TRAIN ACQUISITION LLC	√	√

ESSEX INVESTMENT MANAGEMENT COMPANY, LLC	√

FA (DE) ACQUISITION COMPANY, LLC	√	√

FA (WY) ACQUISITION COMPANY, INC.	√	√

FCMC HOLDINGS LLC	√	√

FIAMI PRODUCTION MANAGEMENT SERVICES 2001 INC.	√

FIRST ASSET CAPITAL MANAGEMENT (III) INC.	√

FIRST ASSET RESOURCES INC.	√

FIRST QUADRANT CORP.	√	√

FIRST QUADRANT HOLDINGS, LLC	√	√

FIRST QUADRANT, L.P.	√

FOYSTON, GORDON & PAYNE INC.	√

FRIESS ASSOCIATES OF DELAWARE, LLC	√

FRIESS ASSOCIATES, LLC	√

FRONTIER CAPITAL MANAGEMENT COMPANY, LLC	√

FRONTIER CAPITAL MANAGEMENT INCENTIVE, LLC	√

GANNETT WELSH & KOTLER, LLC (F/K/A BOSTON INTERESTS, LLC)	√

GENESIS ASSET MANAGERS, LLP (F/K/A GENESIS FUND MANAGERS, LLP)	√

HARDING LOEVNER LP	√

HWL HOLDINGS CORP. (F/K/A SKYLP HOLDINGS, INC.)	√	√

J.M. HARTWELL LIMITED PARTNERSHIP	√

KLEE ASIA I GP LLC	√

KLEE EUROPE I GP LLC	√

KLEE EUROPE II GP LLC	√

KLEE USA I GP LLC	√

KLEE USA II GP LLC	√

LONG-TERM EQUITY INTERESTS PLAN 2010, LP	√

LTEIP GP HOLDINGS, LLC	√	√

LTEIP LP HOLDINGS, LLC	√	√

M.J. WHITMAN LLC	√

MANAGERS DISTRIBUTORS, INC.	√

MANAGERS INVESTMENT GROUP LLC	√

MANOR LLC	√	√

MONTEVERDI GP LIMITED	√

NEW GAML HOLDCO, LTD.	√

NEW MILLENNIUM VENTURE PARTNERS INC.	√

ODIN GP LLC	√

PAIF GP LIMITED	√

PANTHEON (US) LLC	√

PANTHEON CAPITAL (ASIA) LIMITED	√

PANTHEON CAPITAL PARTNERS GP LLC	√

PANTHEON GLOBAL CO-INVESTMENT OPPORTUNITIES GP LTD	√

PANTHEON GP LIMITED	√

PANTHEON HOLDINGS LIMITED	√

PANTHEON KSA GP LLC	√

PANTHEON LILLE GP LIMITED	√

PANTHEON VENTURES (GUERNSEY) LIMITED	√

PANTHEON VENTURES (HK) LLP	√

PANTHEON VENTURES (SCOTLAND) GP LIMITED	√

PANTHEON VENTURES (UK) LLP	√

PANTHEON VENTURES (US) HOLDINGS LLP	√

PANTHEON VENTURES (US) LP	√

PANTHEON VENTURES INC.	√

PANTHEON VENTURES LIMITED	√

PAPILLON GP LLC	√

PASIA V GP LIMITED	√

PEURO IV GP LLC	√

PEURO V GP LIMITED	√

PEURO VI GP LIMITED	√

PGIF GP LIMITED	√

PGSF II GP LLC	√

PGSF III GP LIMITED	√

PGSF III GP LLC	√

PGSF III LIMITED	√

PGSF IV FEEDER GP LIMITED	√

PGSF IV GP LLC	√

PRIDES CROSSING HOLDINGS LLC	√	√

PRIVATE DEBT LLC	√

PUSA VI GP LLC	√

PUSA VII GP LLC	√

PUSA VIII FEEDER GP LIMITED	√

PUSA VIII GP LLC	√

PVP II GP LLC	√

QUARTET CAPITAL CORPORATION	√

RED MILE SYNDICATION INC.	√

RORER ASSET MANAGEMENT, LLC	√

SCP GP LLC	√

SHAMROCK GP LIMITED	√

SPO GP LLC	√

THE RENAISSANCE GROUP LLC	√

THIRD AVENUE HOLDINGS DELAWARE LLC	√

THIRD AVENUE MANAGEMENT LLC	√

TIMESSQUARE CAPITAL MANAGEMENT, LLC	√

TIMESSQUARE MANAGER MEMBER, LLC	√	√

TITAN NJ GP HOLDINGS, INC.	√	√

TITAN NJ LP HOLDINGS, LLC	√	√

TMF CORP.	√	√

TOPSPIN ACQUISITION, LLC	√	√

TRIDENT NYC ACQUISITION, LLC	√	√

TWEEDY, BROWNE COMPANY LLC	√

WELCH & FORBES LLC	√

WELCH & FORBES, INC.	√	√

Schedule 7.7

Transactions with Affiliates

None.

SCHEDULE 10.2

ADDRESSES

BORROWER:

Affiliated Managers Group, Inc.

600 Hale Street

Prides Crossing, Massachusetts 01965

Attention: Darrell W. Crate, Executive Vice President and Chief Financial Officer

Telephone: (617) 747-3300

Fax: (617) 747-3380

Website Address: www.amg.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

ONE INDEPENDENCE CENTER

101 N TRYON ST

Mail Code: NC1-001-04-39

Charlotte, NC 28255-0001

Attention: Katrina Linen

Telephone: (980) 388-3918

Telecopier: (704) 719-8132

Electronic Mail: katrina.linen@baml.com

Ref: Affiliated Managers Group

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

335 Madison Avenue

Mail Code: NY1-503-04-03

New York, NY 10017

Attention: Paley Chen

Telephone: (646) 556-0753

Telecopier: (212) 548-8944

Electronic Mail: Paley.Chen@baml.com

SWINGLINE LENDER:

Bank of America, N.A.

ONE INDEPENDENCE CENTER

101 N TRYON ST

Mail Code: NC1-001-04-39

Charlotte, NC 28255-0001

Attention: Katrina Linen

Telephone: (980) 388-3918

Telecopier: (704) 719-8132

Electronic Mail: katrina.linen@baml.com

Ref: Affiliated Managers Group